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                                                                     Exhibit 2.3

                          AGREEMENT AND PLAN OF MERGER

                                  By and Among

                                 TRUVISION, INC.

                                       and

                               TLC WILDCARD CORP.

                                       and

                             TLC VISION CORPORATION

                                       and

                          TLC VISION (USA) CORPORATION

                                       and

                                LINDSAY T. ATWOOD

                                October 27, 2005


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          THIS AGREEMENT AND PLAN OF MERGER is made October 27, 2005 by and among TruVision, Inc., a Utah corporation (the "Company"), TLC Wildcard Corp., a Utah corporation ("Mergersub"), TLC Vision Corporation, a New Brunswick corporation ("TLC Canada"), TLC Vision (USA) Corporation, a Delaware corporation ("TLC") and Lindsay T. Atwood, by and on behalf of each Shareholder (the "Shareholders' Representative"). Capitalized terms used herein and not defined in the specific Section in which they are used shall have the meanings assigned to such terms in Annex A hereof.

                                   WITNESSETH:

          WHEREAS, the Company is engaged in the business of offering to managed care companies, insurance providers, and corporate employers discount programs related to laser vision correction and other health services (such activities and all incidental or related businesses of the Company, including contact lens, hearing aids, cosmetic dentistry and surgery, carried on by the Company and the TruVision Subsidiaries being herein referred to as the "Business");

          WHEREAS, the Company desires to merge with Mergersub and Mergersub desires to merge with and into the Company, with the Company being the surviving corporation, upon and subject to the terms and conditions set forth below;

          WHEREAS, as a result of the Merger, upon the Effective Time all of the outstanding shares of the capital stock of the Company shall be converted into the right to receive cash and, in certain circumstances, TLC Shares (as defined herein), as provided in this Agreement;

          WHEREAS, the parties hereto acknowledge that the Merger will be a taxable transaction and will not qualify as a tax-deferred reorganization under
Section 368(a) of the Code;

          WHEREAS, the Board of Directors of Mergersub and the Board of Directors of the Company have each determined that the Merger is in the best interests of their respective shareholders and have each duly adopted resolutions approving this Agreement and the transactions contemplated hereby; and

          WHEREAS, Shareholders holding, in the aggregate, more than 80% of the outstanding Shares (as defined herein), have each delivered to TLC Canada, TLC and Mergersub that certain support agreement whereby they agree to vote such shares in favor of the Merger and to enter into certain other agreements contemplated by this Agreement, including the Indemnification Agreement (as defined herein).

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth and intending to be legally bound, the Parties hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

          Section 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, and in accordance with the URBCA, TLC Canada, TLC and the Company shall cause Mergersub to be merged with the Company (the "Merger"). Upon the Effective Time, the separate existence of Mergersub shall cease, and the Company shall continue as the Surviving Corporation.

          Section 1.02 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and Section 1106 of the URBCA. Without limiting the generality of the foregoing, and subject thereto, upon the Effective Time, all the assets, properties, rights, privileges and powers of Mergersub and the Company shall vest in the Surviving Corporation and all debts, liabilities and duties of Mergersub and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

          Section 1.03 Consummation of the Merger. On the Closing Date, the Company and Mergersub will cause to be filed articles of merger (the "Articles of Merger") with the Utah Department of


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Commerce, Division of Corporations & Commercial Code (the "Division") and make all other filings or recordings required by law in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Division or at such later time as is specified in the Articles of Merger (the "Effective Time").

          Section 1.04 Charter; Bylaws; Directors and Officers. The articles of incorporation of the Surviving Corporation from and after the Effective Time shall be the articles of incorporation of the Company immediately prior to the Effective Time unless amended pursuant to the Articles of Merger and thereafter amended in accordance with the provisions thereof and as provided by applicable law. The bylaws of the Surviving Corporation from and after the Effective Time shall be the bylaws of the Company as in effect immediately prior to the Effective Time. The initial directors and officers of the Surviving Corporation on and after the Effective Time shall be the directors and officers, respectively, of Mergersub immediately prior to the Effective Time, in each case until their respective successors are duly elected and qualified.

          Section 1.05 Conversion of Shares. By virtue of the Merger and without any action on the part of the Shareholders, at the Effective Time, (i) all of the Shares (other than the Dissenting Shares) shall be converted into the right to receive cash and TLC Shares, on the terms and conditions set forth in this Agreement; and (ii) all of the outstanding Options not exercised prior to the Closing Date, if any, shall be cancelled, in accordance with the terms and conditions set forth in Article II of this Agreement.

          Section 1.06 Conversion of Mergersub Capital Stock. Each share of common stock of Mergersub outstanding immediately prior to the Effective Time, shall be converted into and become one fully paid and nonassessable share of redeemable preferred stock of the Surviving Corporation.

          Section 1.07 Further Assurances. On and after the Effective Time, each of the Parties to this Agreement shall from time to time, at the request of any of the other Parties, promptly execute such instruments and take such other actions as the requesting Party may reasonably request to vest, perform or confirm, of record or otherwise, in the Surviving Corporation, its respective rights, title or interest in, to or under any of the rights, privileges, powers, properties or assets of Mergersub, or otherwise to evidence or implement the transactions contemplated by this Agreement.

          Section 1.08 Tax Consequences. It is intended that the Merger will be a taxable transaction and that the Merger shall not constitute a reorganization described in Section 368(a) of the Code. The Parties shall treat all transactions contemplated hereby consistently with such intention.

                                   ARTICLE II

                              MERGER CONSIDERATION

          Section 2.01 Initial Merger Consideration.

               (a) At or at any time following the Effective Time, TLC shall deliver, or cause to be delivered, and a Shareholder shall be entitled to receive, upon surrender to TLC of one or more certificates representing Shares and a duly executed election form and transmittal letter in the form attached hereto as Exhibit A (an "Election Form"), subject to Section 2.01(c) and Section 2.01(d) hereof and to the terms of the Indemnification Agreement and Escrow Agreement, cash consideration equal to such Shareholder's Percentage Interest multiplied by the Initial Merger Consideration.

               (b) A Shareholder may elect to receive up to twenty percent (20%) of the Initial Merger Consideration to which the Shareholder is entitled in TLC Shares, in lieu of cash, provided that such Shareholder has submitted a duly completed Election Form to TLC no later than the Effective Time; provided, however, that no Shareholder who is not an "accredited investor" as defined in Rule 501(a) of Regulation D under the U.S. Securities Act (a "Non-Accredited Investor") may elect to receive TLC Shares. Unless a Shareholder has


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submitted a duly completed Election Form prior to the Effective Time, such
Shareholder shall be deemed to have elected to receive one hundred percent (100%) of the Initial Merger Consideration to which he is entitled in cash.

               (c) For purposes of determining the number of TLC Shares to be delivered to an Electing Shareholder as part of the Initial Merger Consideration, the value of the TLC Shares shall be $6.13 per share, being the average closing price of TLC Shares on NASDAQ for the five (5) trading days prior to the date hereof.

               (d) At the Closing, pursuant to the Escrow Agreement, TLC shall deposit with the Escrow Agent (as defined in the Escrow Agreement) a portion of the Initial Merger Consideration equal to:

                    (i) a cash amount equal to twenty five percent (25%) of the total Initial Merger Consideration (together with all earnings thereon, collectively, the "Indemnity Escrow Deposit"); and

                    (ii) a cash amount equal to twenty-five percent (25%) of the Required Net Assets (the "Closing Adjustment Escrow Amount" and, together with all earnings thereon, collectively, the "Closing Adjustment Escrow Deposit").

               (e) The Indemnity Escrow Deposit shall be held, invested and disbursed as provided in the Indemnification Agreement and the Escrow Agreement. The Closing Adjustment Escrow Deposit shall be held, invested and disbursed as provided in Section 2.09(c) and the Escrow Agreement.

          Section 2.02 Initial Merger Consideration Adjustment.

               (a) Closing Adjustment.

                    (i) The Company shall prepare and deliver to TLC and Mergersub two (2) Business Days before the Closing Date a statement setting forth a good faith estimate of the amount of the Net Assets as of the close of business on the Closing Date, which amount (and the amount of each component thereof) shall be consistent with past practice, ("Estimated Net Assets").

                    (ii) If the Estimated Net Assets are less than one million eight hundred and twenty thousand dollars ($1,820,000) (the "Required Net Assets"), the Initial Merger Consideration shall be decreased by the amount of such deficiency. If the Estimated Net Assets are more than the Required Net Assets, the Initial Merger Consideration shall be increased by the amount of such excess.

               (b) Post-Closing Adjustment.

               As promptly as practicable following the Closing Date, but in no event later than forty-five (45) days thereafter, TLC shall cause the Surviving Corporation to prepare and deliver to the Shareholders' Representative a consolidated balance sheet of the Company as of the Closing Date (the "Closing Balance Sheet") specifying the amount of Net Assets on such date ("Closing Net Assets"), which Closing Balance Sheet shall be prepared in good faith and in accordance with GAAP on a basis consistent with the Balance Sheet, except that such Closing Balance Sheet shall accrue for Taxes, and the Initial Merger Consideration shall be adjusted pursuant to the procedures set forth in Section 2.09.

          Section 2.03 Additional Consideration.

               (a) TLC shall deliver to the Shareholders on or prior to January 31, 2007, additional consideration ("Year One Consideration") equal to sixty-five percent (65%) of the amount, if any, by which the Actual Revenue Collected for the period commencing on the Closing Date and ending on December 31, 2006 ("Year One") exceeds six million dollars ($6,000,000). Year One Consideration shall be payable by TLC to each


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Shareholder in an amount equal to such Shareholder's Percentage Interest multiplied by the total Year One Consideration and shall be payable in cash.

               (b) TLC shall deliver to the Shareholders on or prior to January 31, 2008, additional consideration ("Year Two Consideration") equal to (i) forty percent (40%) of the amount, if any, by which the Actual Revenue Collected for the period commencing January 1, 2007 and ending December 31, 2007 ("Year Two") exceeds seven million dollars ($7,000,000), less (ii) sixty-five percent (65%) of the amount of any refunds paid by the Surviving Corporation during Year Two related to Actual Revenue Collected during Year One. Total Year Two Consideration shall be payable by TLC to each Shareholder in an amount equal to such Shareholder's Percentage Interest multiplied by the Year Two Consideration and shall be payable in cash.

               (c) TLC shall deliver to the Shareholders on or prior to April 30, 2009, additional consideration ("Year Three Consideration") equal to (i) twenty percent (20%) of the amount, if any, by which the Actual Revenue Collected for the period commencing January 1, 2008 and ending December 31, 2008 ("Year Three") exceeds nine million dollars ($9,000,000), less (ii) an amount equal to the sum of (A) sixty-five percent (65%) of the amount of any refunds paid by the Surviving Corporation during Year Three related to Actual Revenue Collected during Year One that is not deducted pursuant to Section 2.03(b), (B) forty percent (40%) of the amount of any refunds paid by the Surviving Corporation during Year Three related to Actual Revenue Collected during Year Two and (C) twenty percent (20%) of the amount of any refunds paid by the Surviving Corporation during the period commencing January 1, 2009 and ending March 31, 2009 related to Actual Revenue Collected during Year Three. Year Three Consideration shall be payable by TLC to each Shareholder in an amount equal to such Shareholder's Percentage Interest multiplied by the total Year Three Consideration and shall be payable in cash.

               (d) At or prior to delivery by TLC of the Year One Consideration, Year Two Consideration or Year Three Consideration, or, in the event that no such consideration is payable by TLC, prior to the date by which TLC would have had to deliver such consideration had it been payable, TLC shall deliver a statement (the "Additional Consideration Statement") to each Shareholder setting out the calculation in detail reasonably satisfactory to the Shareholder Representative of whether such consideration is or is not payable and the amount of any such consideration.

               (e) TLC Canada and TLC agree that at the TLC Owned Centers, they shall implement appropriate procedures to screen all TLC direct to consumer walk-in patients and refer those who are members of Contracted Health Plans and Employer Groups to the Surviving Corporation for booking of the appointment or assist such patients to book appointments through the Surviving Corporation. TLC Canada and TLC acknowledge and agree that, regardless if a patient is screened and referred to the Surviving Corporation as required by this Section 2.03(e), all revenue collected by TLC Canada, TLC, the Surviving Corporation, any TruVision Subsidiary or any of their Affiliates from TLC direct to consumer walk-in patients who are members of Contracted Health Plans and Employer Groups and who receive refractive eye surgery (including, without limitation, LASIK) at a TLC Owned Center shall be treated as Actual Revenue Collected for purposes of this Agreement. TLC Canada and TLC shall maintain complete and accurate books and records regarding the screening and referral of all TLC direct to consumer walk-in patients. The Shareholders' Representative, or a duly appointed representative of the Shareholders' Representative, shall have the right, subject to patient confidentiality laws, including but not limited to HIPAA, to review TLC Canada's and TLC's books and records pertaining to the screening and referral of TLC direct to consumer walk-in patients at any time upon five (5) days' prior written notice to TLC. If, upon inspection of such books and records, it is determined that TLC Canada and TLC have referred to the Surviving Corporation less than ninety five percent (95%) of the TLC designated walk-in patients who are members of Contracted Health Plans and Employer Groups, the Shareholders' Representative shall be entitled to be reimbursed by TLC for all of his reasonable costs and expenses incurred in connection with such review and, in any event, the revenue credit for each patient not so referred to the Surviving Corporation shall be included within the calculation of Actual Revenue Collected.

          Section 2.04 Delivery of Consideration. No consideration payable pursuant to this Article II shall be delivered to a Shareholder until such Shareholder has surrendered the certificate(s) representing such Shareholder's Shares (or a duly executed affidavit of lost certificate), together with a duly executed Election Form.


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Cash consideration payable pursuant to this Article II shall be paid by wire transfer to a single account specified by the Shareholders' Representative, on behalf of all Shareholders.

          Section 2.05 Issuance of Surviving Corporation Common Stock. In exchange for and in consideration of the payment of the Initial Merger Consideration and the Additional Consideration, as may be adjusted pursuant to
Section 2.02 or Section 2.09 hereof, the Surviving Corporation will issue to TLC, at the Effective Time, one thousand (1,000) fully paid and nonassessable shares of common stock of the Surviving Corporation.

          Section 2.06 No Fractional Shares. No Shareholder will be entitled to receive fractional TLC Shares in connection with the payment of any amounts owing hereunder. Fractional TLC Shares will, at the sole option of TLC Canada, be rounded up to the nearest number of whole TLC Shares or be paid to the Shareholder in cash equal to the value of such fractional share.

          Section 2.07 Legend.

               (a) Each certificate representing TLC Shares delivered hereunder shall contain upon its face or upon the reverse side thereof a legend to the following effect:

     THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR QUALIFIED FOR DISTRIBUTION TO THE PUBLIC IN CANADA UNDER THE SECURITIES LAWS OF THE PROVINCES AND TERRITORIES OF CANADA. THE HOLDER THEREOF, BY ACQUIRING SUCH SHARES, AGREES FOR THE BENEFIT OF THE CORPORATION THAT SUCH SHARES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY: (A) PURSUANT TO THE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF APPLICABLE, OR PURSUANT TO ANOTHER EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND (B) IF OUTSIDE THE UNITED STATES, IN ACCORDANCE WITH THE REQUIREMENT OF APPLICABLE SECURITIES LAWS OF THE PROVINCES AND TERRITORIES OF CANADA. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE AND QUOTED FOR TRADING ON THE NASDAQ NATIONAL MARKET SYSTEM, HOWEVER, THE SAID SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF THE TORONTO STOCK EXCHANGE SINCE THEY ARE NOT FREELY TRANSFERABLE AND CONSEQUENTLY, DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE "GOOD DELIVERY" IN SETTLEMENT OF TRANSACTIONS ON THE TORONTO STOCK EXCHANGE. A NEW CERTIFICATE, BEARING NO LEGEND, DELIVERY OF WHICH WILL CONSTITUTE "GOOD DELIVERY" ON THE TORONTO STOCK EXCHANGE, MAY BE OBTAINED FROM CIBC MELLON TRUST COMPANY OR MELLON INVESTOR SERVICES, LLC UPON DELIVERY OF THIS CERTIFICATE AND AN OPINION, ADDRESSED TO CIBC MELLON TRUST OR MELLON INVESTOR SERVICES, LLC AND THE CORPORATION, OF COUNSEL OF RECOGNIZED STANDING REASONABLY SATISFACTORY TO THE CORPORATION TO THE EFFECT THAT THE SALE OF THE SECURITIES REPRESENTED HEREBY IS BEING MADE IN COMPLIANCE WITH RULE 144 UNDER THE SECURITIES ACT.

               (b) The legend set forth in this Section 2.07 shall be removed by delivery of substitute certificate(s) without such legend (i) with respect to TLC Shares that have been registered pursuant to the U.S. Securities Act or (ii) with respect to TLC Shares that have been sold in reliance on and in accordance with Rule 144 if the holder has delivered to TLC Canada and the transfer agent an opinion of counsel, of recognized standing reasonably satisfactory to TLC Canada, to the effect that such legend is no longer required under applicable requirements of the U.S. Securities Act or state or provincial securities laws. TLC Canada may instruct its transfer agent to withhold the transfer of any TLC Shares disposed of by the Electing Shareholder pursuant to Rule 144, but upon receipt of evidence of compliance with Rule 144 in accordance with the foregoing, shall instruct the transfer agent to effectuate such transfer.


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          Section 2.08 No Rights as Shareholder. At the Effective Time, holders of Shares shall cease to be, and shall have no rights as, shareholders of the Company. After the Effective Time, there shall be no further registrations of transfers of Shares.

          Section 2.09 Resolution of Closing Balance Sheet and Additional Consideration Disputes.

               (a) The Shareholders' Representative, on behalf of the Shareholders, shall have thirty (30) days following receipt of the Closing Balance Sheet or an Additional Consideration Statement during which either (i) to notify TLC of acceptance by the Shareholders' Representative, on behalf of the Shareholders, of the amount of Closing Net Assets or Additional Consideration, as the case may be, or (ii) to notify TLC of any dispute by the Shareholders' Representative, on behalf of the Shareholders, as to the amount of Closing Net Assets or Additional Consideration, as the case may be, which notice shall set forth in reasonable detail the basis for and amount of such dispute. If the Shareholders' Representative shall so notify TLC of acceptance by the Shareholders of the amount of Closing Net Assets or Additional Consideration within such thirty (30) day period, the Closing Balance Sheet or the Additional Consideration Statement, as the case may be, shall constitute the "Final Closing Balance Sheet", or the "Final Additional Consideration Statement", as the case may be, and the date of delivery of such notice shall constitute the "Final Adjustment Date". If the Shareholders' Representative shall fail either to so notify TLC either of acceptance or dispute by the Shareholders of the amount of Closing Net Assets or Additional Consideration, as the case may be, within such thirty (30) day period, the Closing Balance Sheet or Additional Consideration Statement, as the case may be, shall be deemed to have been accepted by the Shareholders' Representative, on behalf of the Shareholders, and shall constitute the "Final Closing Balance Sheet" or "Final Additional Consideration Statement", as the case may be, and the last day of such thirty (30) day period shall constitute the "Final Adjustment Date". If the Shareholders' Representative shall so notify TLC of any dispute as to the amount of the Closing Net Assets or Additional Consideration within such thirty (30) day period, TLC shall, in the case of the Closing Net Assets, deliver the amount of the Closing Adjustment Escrow Deposit not subject to the dispute to the Shareholders (by the delivery to each Shareholder of such Shareholder's share of such undisputed amount based on their Percentage Interests) within five (5) Business Days of TLC's receipt of such notice, and the Shareholders' Representative and TLC shall cooperate in good faith to resolve such dispute as promptly as possible, and if TLC and the Shareholders' Representative, on behalf of the Shareholders, are able to resolve such dispute (as evidenced by a written notice acknowledged by each of TLC and the Shareholders' Representative) within thirty (30) days of the Shareholders' Representatives' delivery of the notice of such dispute as provided herein (the "Resolution Period"), then the date of such acknowledgement that such dispute has been resolved shall constitute the "Final Adjustment Date" and the Closing Balance Sheet, as modified in respect of the amount of Closing Net Assets and in accordance with such dispute resolution, shall constitute the "Final Closing Balance Sheet", in the case of a dispute concerning the Closing Net Assets, and the Additional Consideration Statement, as modified in respect of the amount of Additional Consideration and in accordance with such dispute resolution, shall constitute the "Final Additional Consideration Statement", in the case of a dispute concerning Additional Consideration.

               (b) In the event that TLC and the Shareholders' Representative shall be unable to resolve any such dispute of the amount of Closing Net Assets or Additional Consideration, as the case may be, within the Resolution Period, then such dispute shall be submitted to (i) Ernst & Young LLP, and if such firm refuses to accept such engagement then (ii) such other nationally recognized independent accounting firm chosen by mutual agreement of TLC and the Shareholders' Representative, acting in good faith (the firm which accepts the engagement, the "Independent Auditor") within fifteen (15) days after the expiration of the Resolution Period (such submission to the Independent Auditor being referred to herein as to the "Dispute Audit"). If TLC and the Shareholders' Representative are unable to agree on the Independent Auditor, then TLC and the Shareholders' Representative shall each have the right to request the American Arbitration Association to appoint the Independent Auditor. In connection with the Dispute Audit, TLC and the Shareholders' Representative shall execute, if requested by the Independent Auditor, a reasonable engagement letter. All fees and expenses incurred by the Independent Auditor in connection with the Dispute Audit shall be borne by the unsuccessful party in the Dispute Audit and, with respect to a dispute concerning the Closing Balance Sheet or the Year One Consideration for which TLC, Mergersub or the Surviving Corporation is the successful party, such fees and expenses shall be first paid from cash proceeds in the Closing Adjustment Escrow Deposit or the Indemnity Escrow Amount, as applicable, and to the extent there are insufficient funds to repay the Independent Auditor in full, such fees and expenses shall, at the sole option of the Shareholders' Representative, be paid in cash by the Shareholders pro rata based on their


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Percentage Interests or set-off against any payment of Additional Consideration owing to the Shareholders, on a pro rata basis based on their Percentage Interests. The Independent Auditor shall act as an expert and not as an arbitrator to determine, based solely on presentations by TLC and the Shareholders, and not by independent review, only those issues in dispute between TLC and the Shareholders' Representative regarding the amount of Closing Net Assets or Additional Consideration, as the case may be. The Independent Auditor's determination shall be requested to be made within twenty (20) days of its selection, shall be set forth in a written statement (the "Auditor's Determination Statement") delivered to TLC and the Shareholders' Representative and shall be final, binding and conclusive on TLC and the Shareholders and shall constitute an arbitral award upon which a judgment may be entered by a court of competent jurisdiction. The Closing Balance Sheet, as modified by the Auditor's Determination Statement, shall constitute the "Final Closing Balance Sheet", in the case of a dispute concerning the Closing Net Assets, the Additional Consideration Statement, as modified by the Auditor's Determination Statement, shall constitute the "Final Additional Consideration Statement", in the case of a dispute concerning Additional Consideration, and the date of delivery of the Auditor's Determination Statement shall constitute the "Final Adjustment Date".

               (c) In the case of a dispute concerning Closing Net Assets, if
(a) Estimated Net Assets were greater than the Net Assets reflected on the Final Closing Balance Sheet ("Final Net Assets"), the amount of such deficiency shall be returned to TLC from the Closing Adjustment Escrow Account and the balance remaining in the Closing Adjustment Escrow Deposit after such payment shall be released to the Shareholders by the delivery to each Shareholder of such Shareholder's Percentage Interest of such remaining balance; or (b) Estimated Net Assets were less than the Final Net Assets, then all amounts remaining in the Closing Adjustment Escrow Deposit shall be released to the Shareholders by the delivery to each Shareholder of such Shareholder's Percentage Interest of the remaining amount of the Closing Adjustment Escrow Deposit and, to the extent of any remaining deficiency after the release of such amounts, TLC shall pay to each Shareholder such Shareholder's Percentage Interest of the aggregate amount of such deficiency in cash.

               (d) In the case of a dispute concerning Additional Consideration, any amounts owing to Shareholders as a result of the Final Additional Consideration Statement in excess of any Additional Consideration actually paid to Shareholders shall be paid by TLC to each Shareholder in a cash amount equal to such Shareholder's Percentage Interest of the aggregate amount of such excess.

               (e) At any time prior to the Final Adjustment Date, TLC Canada and TLC shall, at the request of the Shareholders' Representative, on reasonable prior notice from the Shareholders' Representative and during normal business hours, afford the Shareholders' Representative and his accountants and other representatives timely access to the books and records, personnel and properties of TLC Canada, TLC, the Surviving Corporation and the TruVision Subsidiaries and otherwise reasonably cooperate with the Shareholders' Representative in connection with his evaluation of the amount of Closing Net Assets or Additional Consideration, as the case may be.

               (f) Any payment required pursuant to this Section 2.09 (i) shall bear interest from and after the Closing Date, in the case of a dispute concerning the Closing Net Assets, and from and after the date that the Additional Consideration was due pursuant to Section 2.03 hereof, in the case of a dispute concerning Additional Consideration, until paid, at the per annum rate equal to the prime rate as reported in the Wall Street Journal, as in effect from time to time, on the basis of a three hundred sixty (360) day year and the actual number of days elapsed and (ii) shall be made, together with applicable interest (net of any applicable Canadian withholding taxes), in cash within five
(5) Business Days of the Final Adjustment Date.

               (g) The Shareholders' Representative shall be reimbursed by the Shareholders for any reasonable out of pocket costs and expenses incurred by the Shareholders' Representative in connection with any actions taken pursuant to this Section 2.09 and any such reimbursement for this purpose shall be paid out of any cash amounts to be released to Shareholders from the Closing Adjustment Escrow Deposit or, in the case of a dispute involving the Year One Consideration, the Indemnity Escrow Amount. To the extent such funds are insufficient to repay the Shareholders' Representative in full, each Shareholder shall pay a cash amount to the Shareholders' Representative equal to such Shareholder's pro rata share (based on such Shareholder's Percentage Interest) of the remaining amount for which the Shareholders' Representative is entitled to be reimbursed.


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          Section 2.10 Dissenters' Rights.

               (a) Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by Shareholders that have complied with Section 1321 of the URBCA and have delivered, consistent with Section 1323 of the URBCA, a written demand for appraisal for such shares in the manner provided in Section 1301 of the URBCA and who shall not have effectively withdrawn or lost such right to appraisal during the period of time during which they may withdraw their rights to appraisal under Section 1301 et seq. of the URBCA (the "Dissenting Shares") shall not be entitled to receive their Percentage Interest of the Initial Merger Consideration and shall be entitled only to the rights afforded by Section 1301 et. seq. of the URBCA. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 1301 et seq. of the URBCA shall receive payment therefor from the Surviving Corporation in accordance with the URBCA; provided, however, that if such holder of Dissenting Shares shall have effectively withdrawn such holder's demand for appraisal of such shares or lost such holder's right to appraisal and payment of such shares under Section 1301 of the URBCA, such holder shall forfeit the right to appraisal of such shares, and each such share shall thereupon be deemed to have been converted, as of the Effective Time, into and represent only the right to receive payment of the Initial Merger Consideration, as provided in Section 2.01.

               (b) The Company shall give TLC Canada and TLC (i) prompt notice of any written demand for appraisal, any withdrawal of any such demand for appraisal, and any other instrument served pursuant to Section 1301 et seq. of the URBCA and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Section 1301 et. seq. of the URBCA. The Company shall not, except with the prior written consent of TLC Canada and TLC, voluntarily make any payment with respect to any demand for appraisal or offer to settle or settle any such demand.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Except as otherwise set forth in the Disclosure Schedule attached hereto as Exhibit B (which may include a schedule corresponding to a Section for which a schedule is not expressly required pursuant to this Article III, and which Disclosure Schedule may, subject to Section 7.03(a)(xv), be updated by the Company at any time up to forty-eight (48) hours prior to the Closing Date to reflect any changes or events which have occurred since the date hereof), which identifies the section number to which such disclosure relates, the Company hereby represents and warrants to TLC Canada, TLC and Mergersub that, as of the date hereof:

          Section 3.01 Organization and Qualification. The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has full corporate power and authority to own its properties and to conduct the businesses in which it is now engaged.
Schedule 3.01 of the Disclosure Schedule contains a complete list of all subsidiaries of the Company and their respective jurisdictions of organization.
Schedule 3.01 of the Disclosure Schedule contains a list of every jurisdiction in which the Company and the TruVision Subsidiaries are qualified to do business and the Company and the TruVision Subsidiaries are in good standing in each such jurisdiction, and such jurisdictions are the only jurisdictions wherein the failure to qualify or to be in good standing would reasonably be expected to result in a Material Adverse Effect. Each of the TruVision Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has full corporate power and authority to own its properties and to conduct the business in which it is now engaged. Other than the TruVision Subsidiaries, all of the issued and outstanding capital stock of which is owned beneficially and of record by the Company, free and clear of all Liens, the Company does not have any subsidiaries, own any capital stock or other equity interest, directly or indirectly, in any other Person, nor have any agreement with any Person to acquire any such capital stock or other equity interest. Accurate and complete copies of the charters, including all amendments thereto and restatements thereof, and by-laws of each of the Company and the TruVision Subsidiaries and of the corporate minutes and the stock record books of each of the Company and the TruVision Subsidiaries have been delivered to TLC.


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          Section 3.02 Authority. The execution and delivery by the Company of this Agreement and each Transaction Document required to be executed and delivered by the Company pursuant hereto, the performance by the Company of its covenants and agreements hereunder and thereunder and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action of the Company, including any required approvals of the Company's securityholders, except for the approval contemplated by Section 7.02(a) hereof. This Agreement and each Transaction Document required to be executed and delivered by the Company pursuant hereto, upon execution and delivery by the Company, will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except to the extent limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application related to the enforcement of creditors' rights generally and (b) general principles of equity, and except that enforcement of rights to indemnification and contribution contained herein or therein may be limited by applicable federal or state laws or the public policy underlying such laws, regardless of whether enforcement is considered in a proceeding in equity or at law (collectively, the "Equitable Exceptions").

          Section 3.03 No Legal Bar; Conflicts.

               (a) Neither the execution and delivery of this Agreement or any Transaction Document required to be executed and delivered by the Company pursuant hereto, nor the consummation of the Transactions by the Company (i) violates or will violate any provision of the articles of incorporation or by-laws of the Company or any statute, ordinance, regulation, order, judgment or decree of any court or other Governmental Authority applicable to the Company or any other Permit (excluding any such statute, ordinance, regulation, order, judgment or decree adopted or which will take effect after the Closing Date),
(ii) to the knowledge of the Company, will be in violation of any statute, ordinance, regulation, order, judgment or decree currently proposed by any court or Governmental Authority or scheduled to take effect after the Closing Date, or
(iii) conflicts with or will conflict with or results in or will result in any breach or modification of any of the terms of or constitutes or will constitute a default under or results in or will result in the termination of or the creation of any Lien on any of the Shares or any of the assets or property of the Company, acceleration right or other right pursuant to the terms of any Contract or Permit or will in any way affect the continuation or validity of any Contract or Permit.

               (b) Except for the filing of the Articles of Merger, no consents, approvals or authorizations of, registrations, declarations or filings with or notices to, any Governmental Authority or any other Person (including pursuant to the terms of any Contract, Permit or otherwise) are required in connection with the execution and delivery of this Agreement or any Transaction Document required to be executed and delivered by the Company pursuant hereto, or the consummation of the Transactions by the Company.

          Section 3.04 Capitalization.

               (a) As of the date of this Agreement, the authorized capital stock of the Company consists of 120,000,000 shares of common stock and 20,000,000 shares of preferred stock, of which 2,355,042 shares of common stock and no preferred stock are issued and outstanding. The Shares constitute all of the outstanding shares of capital stock of all classes of the Company. All of the issued and outstanding Shares have been duly authorized, validly issued and fully paid and are non-assessable. Schedule 3.04(a) of the Disclosure Schedule is a complete and accurate list of all holders of capital stock of the Company and the respective number of Shares held by each such holder.

               (b) Except as identified on Schedule 3.04(b) of the Disclosure Schedule, there are no outstanding subscriptions, warrants, options, calls, commitments or other rights or agreements to which the Company is subject to or bound relating to the issuance, sale, transfer or redemption of Shares or other securities of the Company. No shares of capital stock or other securities of the Company are reserved for any purpose other than as identified on Schedule 3.04(b) of the Disclosure Schedule.

          Section 3.05 Financial Statements. The Company has delivered to TLC
(a) the Company's audited balance sheets as at December 31, 2003 and December 31, 2004 and the related audited statements of income, retained earnings and cash flows for the twelve (12) month periods then ended (collectively, the "Annual


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Financial Statements"); and (b) the Company's balance sheet as at August 31,
2005 (the "Interim Balance Sheet") and the related statements of income, retained earnings, and cash flows for the eight (8) month period then ended (the "Interim Financial Statements" and collectively with the Annual Financial Statements, the "Financial Statements"). The Financial Statements are complete and correct in all material respects, have been prepared from the books and records of the Company and in accordance with GAAP consistently applied throughout the periods indicated and fairly present in all material respects the financial condition of the Company as at the respective dates and the results of its operations for the periods covered thereby; provided, however, that the Interim Financial Statements do not include notes or an auditor's opinion and are subject to year end adjustments (which consist only of normal recurring accruals).

          Section 3.06 Liabilities. Except (a) to the extent set forth in or reserved against in the Interim Balance Sheet, (b) as set forth in Schedule 3.06 of the Disclosure Schedule, (c) for current liabilities (determined in accordance with GAAP) incurred since the Interim Balance Sheet Date in the Ordinary Course of Business and (d) for liabilities arising under the Contracts and other liabilities arising under contracts in the Ordinary Course of Business, the Company has no liabilities or obligations of any nature, whether absolute, accrued, known or unknown, contingent or otherwise, or which constitute a material contingency or material commitment required to be disclosed as a note to the annual audited financial statements of the Company under GAAP There are no Off-Balance Sheet Arrangements which are currently or at any point may be binding on the Company.

          Section 3.07 Accounts Receivable. All accounts receivable of the Company which are reflected in the Interim Balance Sheet, and all such accounts receivable which shall have arisen since the Interim Balance Sheet Date are valid and shall have arisen only from bona fide arm's-length transactions in the Ordinary Course of Business. All accounts receivable are fully and correctly reflected on the Interim Financial Statements or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the books and records of the Company, in each case in accordance with GAAP and consistent with past practices.

          Section 3.08 Absence of Certain Changes. Subsequent to the Interim Balance Sheet Date, there has not been with respect to the Company any (a) event, circumstance or change related to the Business that has had or would reasonably be expected to have a Material Adverse Effect; (b) material damage or destruction (whether or not insured) affecting the assets, properties, business or operations; (c) labor dispute or threatened labor dispute involving any key employee; (d) actual or threatened dispute with any material customer or supplier or actual or threatened loss of business from any material customer or supplier or any event or circumstance which would reasonably be expected to result in any such dispute or loss of business in each case which involved or which would reasonably be expected to involve amounts in excess of $25,000 individually; (e) changes in the methods or procedures for billing or collection of customer accounts or recording of customer accounts receivable or reserves for doubtful accounts; (f) sale, assignment or transfer of any of the assets of the Company with a net book value or fair market value in excess of $25,000, except in the Ordinary Course of Business; (g) cancellation of any debts or waivers of any claims or rights in each case with a value in excess of $25,000;
(h) agreements or commitments for capital expenditures in excess of $25,000 (individually or $75,000 in the aggregate) for repairs or additions to property, plant, equipment or tangible capital assets; (i) change in any method of accounting or accounting principles; (j) increase in the compensation, commission, bonus or other direct or indirect remuneration payable or to become payable to any salesman, distributor, agent or employee other than increases in salary to its employees in the Ordinary Course of Business; (k) incurrence of any Liens with respect to any assets of the Business other than in the Ordinary Course of Business; (l) Contracts entered into requiring the payment by the Company of $25,000 or more individually; (m) addition to or modification of any of the employee benefit plans, arrangements or practices; (n) agreement or commitment to do any of the foregoing; or (o) issuance of Company Indebtedness.

          Section 3.09 No Dividends, Loans, etc.

               (a) Except as set forth in Schedule 3.09 of the Disclosure Schedule, subsequent to December 31, 2004, the Company has not (i) declared or paid any dividend (whether in cash, in property or otherwise), made any other distribution of any kind in respect of its capital stock, or made any other payment to a Shareholder; or (ii) purchased, redeemed or otherwise acquired or disposed of or issued any shares of capital stock


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or any notes, bonds or other securities of any kind and has no obligation
(contingent or otherwise) to do any of the foregoing, except for the issuance of Shares pursuant to the terms of warrants, options, calls, commitments or other rights or agreements to which the Company is subject to or bound relating to the issuance, sale, transfer or redemption of Shares or other securities of the Company listed in Schedule 3.04 hereto. The Company has no obligation (contingent or otherwise) to pay any dividends or make any other distribution of any kind.

               (b) The Company has paid on a timely basis (i) all amounts due and payable under Company Indebtedness, leases and other contractual obligations and (ii) all other amounts due and payable to any Persons except where the failure to pay, individually or in the aggregate, did not or would not reasonably be expected to have a Material Adverse Effect.

          Section 3.10 Books, Records and Controls.

               (a) The books and records of the Company are complete and correct in all material respects and have been maintained in accordance with good business practices in all material respects and accurately reflect the basis for the financial position and results of operations of the Company set forth in the Financial Statements. True and complete copies of all of such books and records have been made available for inspection by TLC.

               (b) The Company maintains proper and adequate internal accounting controls which provide reasonable assurance that (i) transactions of the Company are executed with management's authorization; (ii) transactions are recorded as necessary to permit preparation of the Company's financial statements; and (iii) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

          Section 3.11 Real Property Owned or Leased.

               (a) The Company does not own any real property. A list and description of all real property leased to the Company is set forth on Schedule
3.11 of the Disclosure Schedule (the "Real Property"). All such leased Real Property is held subject to written leases which are set forth and identified on
Schedule 3.13 of the Disclosure Schedule, and which are valid and enforceable in accordance with their respective terms (subject to the Equitable Exceptions), and there are no existing defaults or events of default, or, to the Company's knowledge, events which with notice or lapse of time or both would constitute defaults, thereunder on the part of the Company. To the Company's knowledge, there has not been any default or a writing claiming or purporting or alleging default or, to the Company's knowledge, state of facts which with notice or lapse of time or both would constitute a default on the part of any other party in the performance of any obligation to be performed or paid by such other party under any lease referred to on Schedule 3.13 of the Disclosure Schedule. The Company has not received any written or, to the Company's knowledge, oral notice to the effect that any lease referred to on Schedule 3.13 of the Disclosure Schedule will not be renewed at the termination of the term thereof or that any such lease will be renewed only at a substantially higher rent.

               (b) The Company has not received any written notice of, nor is it aware of, any material violation of any laws, rules, regulations or ordinances relating to the Real Property or requesting or requiring the performance by the Company of any repairs, alterations or other work to be performed in order so to comply.

          Section 3.12 Title to Assets; Condition of Property.

               (a) The Company has good, valid and marketable title to all of its properties and assets, real, personal and mixed, tangible and intangible, including the properties and assets reflected in the Interim Balance Sheet (except for assets leased under leases identified on Schedule 3.13 of the Disclosure Schedule, and except for accounts receivable collected upon and Inventory disposed of since the Interim Balance Sheet Date in the Ordinary Course of Business), free and clear of all Liens except for the Liens listed on
Schedule 3.12 of the


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Disclosure Schedule securing certain equipment used by the Company and described thereon (the "Permitted Equipment Liens") and Permitted Encumbrances.

               (b) All of the equipment and other tangible assets used in the operation of the Business are in good operating condition and repair, normal wear and tear excepted, are suitable for the purposes for which they presently are being used and constitute all of the equipment and other tangible assets necessary to operate the Business as presently conducted. Except with respect to assets leased pursuant to valid leases identified on Schedule 3.13 of the Disclosure Schedule, the Company owns all the properties and assets necessary to the conduct of the Business, which properties and assets are located at or on the Real Property.

          Section 3.13 Contracts. Set forth on Schedule 3.13(a) of the Disclosure Schedule (collectively, the "Contracts") is a correct and complete list of all (written and, to the Company's knowledge, oral) contracts, agreements, licenses and leases to which the Company is a party or by which the Company or any of the assets or properties of the Company is subject to or bound which:

                    (i) relate to the employment of any Person by the Company, which is not cancelable by the Company without penalty or other financial obligation within 60 days, or any Benefit Plan;

                    (ii) contain restrictions with respect to payment of dividends or any other distribution in respect of the Company's securities;

                    (iii) relate to capital expenditures, other than contracts, agreements or commitments not exceeding $25,000 individually, or $75,000 in the aggregate;

                    (iv) relate to or evidence any loan or other indebtedness (other than accounts receivable from trade debtors in the Ordinary Course of Business) or advance to (other than travel allowances and other reasonable business expenses to its employees), or investment in, any Person or any agreement, contract or commitment relating to the making of any such loan, advance or investment;

                    (v) relate to or evidence any guarantee in respect of any indebtedness or obligation of any Person;

                    (vi) are with any Governmental Authority;

                    (vii) are with customers or clients of the Company pursuant to which (on an individual basis) the Company received revenue in excess of $25,000 or paid amounts in excess of $25,000 during the twelve (12) month period ended on August 31, 2005;

                    (viii) are management service or consulting contracts (including any employee lease or outsourcing arrangement) pursuant to which the Company is the "client" or the party being counseled and which require payments by the Company in excess of $25,000;

                    (ix) relate to the purchase, sale, lease or disposal of any assets or other securities of the Company (other than in the Ordinary Course of Business);

                    (x) are (other than as set forth in item (i) above) between the Company, on the one hand, and any of the Shareholders or any other Affiliate, on the other hand, or are material contracts with employees (including any officer, director, agent or consultant);

                    (xi) (other than as set forth in clauses (i) - (x), above) involve annual base payments by or to the Company of $25,000 or more and are not cancelable without penalty within thirty (30) days; or


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                    (xii) are otherwise material to the Company or the Business.

               (b) Except as has not had or would not reasonably be expected to have a Material Adverse Effect, the Company is not in default under any Contract and no claim of such a default has been made in writing and, to the Company's knowledge, no event has occurred which with the giving of notice or the lapse of time or both would constitute a default under any Contract. To the knowledge of the Company, no other party to any Contract is in default thereunder, except where such default has not had or would not reasonably be expected to have a Material Adverse Effect. The Company has provided to TLC true and complete copies of each written Contract and Schedule 3.13 of the Disclosure Schedule contains true and complete written descriptions of each oral Contract. Each of the Contracts is in full force and effect and is a legal, valid and binding obligation of the Company, and to the knowledge of the Company, each other party thereto, subject in each case to the Equitable Exceptions.

          Section 3.14 Customers and Suppliers. There exists no actual or, to the Company's knowledge, threatened, or facts which might reasonably be anticipated to result in, a termination, cancellation or material limitation of, or any material modification or change in, the business relationships of the Company with any customers pursuant to which the Company received at least $25,000 of revenues during the twelve (12) month period ended September 30, 2005 or with any supplier, healthcare provider, managed care company or insurance company (commonly referred to as "Suppliers") to which the Company paid $25,000 or more during the twelve (12) month period ended September 30, 2005. There exists no condition or state of facts or circumstances known to the Company involving customers or Suppliers of or to the Company which would reasonably be expected to have a Material Adverse Effect on the Business after the consummation of the Transactions. Except as set forth in Schedule 3.14 of the Disclosure Schedule, since September 30, 2005, the Company has not granted or modified any terms to or with any of its customers, including pricing, payment or delivery terms, to the extent such term or modified term is more favorable to such customers or Suppliers than is consistent with the Company's past practices.

          Section 3.15 Conduct of Business; Allowances. The Company is not restricted from conducting the Business in any manner or location by agreement or court decree. The Company has no obligation outside of the Ordinary Course of Business to make allowances to any customers. The Business is conducted entirely through the Company and the TruVision Subsidiaries and neither the Company nor any of the TruVision Subsidiaries conducts any business other than the Business.

          Section 3.16 Taxes.

               (a) The Company has filed or caused to be filed on a timely basis all United States federal income Tax Returns and all other Tax Returns required to be filed by it and has paid all taxes, including income, gross receipts, capital stock, profits, stamp, occupation, transfer, value added, excise, franchise, sales, use, property (whether real, personal or mixed), employment, unemployment, disability, withholding, social security and workers' compensation taxes and estimated income and franchise tax payments, and interest, penalties, fines, costs and assessments (collectively, "Taxes"), due and payable with respect to the periods covered by such Tax Returns (whether or not reflected thereon) and has timely withheld and paid over to the appropriate taxing authority all Taxes which it is required to withhold from amounts paid or owing to any employee, shareholder, creditor or other third party. All Tax Returns filed by or on behalf of the Company are true, complete and correct in all material respects and have been prepared in compliance with all applicable law. No deficiency in Taxes of the Company for any period has been asserted by any taxing authority which remains unpaid at the date hereof. No Tax Return is under audit or examination by any taxing authority, and no notice of such an audit or examination has been received by the Company and no written claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company. Each deficiency resulting from any completed audit or examination relating to Taxes by any taxing authority has been timely paid. No issues relating to Taxes were raised by the relevant taxing authority in any completed audit or examination that would reasonably be expected to recur in a later taxable period. The Company has not agreed to the extension of the statute of limitations with respect to any Tax Returns or periods. There are no assessments relating to the Company's Tax Returns pending or threatened. The Company has


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delivered to TLC true and complete copies of the federal and state income (or franchise) Tax Returns filed by the Company for the past three (3) years. Except with respect to the TruVision Subsidiaries, the Company is not, and has never been, the common parent or a member of any affiliated group of corporations filing a consolidated federal income Tax Return, and is not a party to any tax sharing agreement or other arrangement pursuant to which it would be liable for the Taxes of any third-party.

               (b) The accrual for Taxes in the Financial Statements accurately reflects the total amount of all unpaid Taxes, whether or not disputed and whether or not presently due and payable, of the Company as of the close of the periods covered by the Financial Statements. Adequate accruals and reserves have been made in the Financial Statements and the books and records of the Company for the payment of all unpaid federal, state, local and other Taxes of the Company for all periods through the Closing Date, whether or not yet due and payable and whether or not disputed by the Company, and nothing has occurred subsequent to the dates of such Financial Statements or such accruals or reserves in such books and records which make such accruals and reserves inadequate.

               (c) The Company is not a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

               (d) The Company has not engaged in a transaction that is a "reportable transaction" pursuant to Treasury Regulation Section 1.6011-4(b).

               (e) There are no Liens for unpaid Taxes on the assets of the Company, except Liens for current Taxes not yet due and payable and for which adequate reserves are reflected on the Balance Sheet of the Company.

               (f) The Company will not be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued (for purposes of the financial statements of the Company) in a prior taxable period but was not recognized for tax purposes in any prior taxable period, nor is the Company required to make any adjustment, as a result of or pursuant to, the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Company.

               (g) The Company has complied with all applicable statutes, laws, ordinances, rules and regulations relating to the payment and withholding of taxes (including withholding of taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other provision of state, local or foreign law) and has, within the time and the manner prescribed by law, withheld from and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under applicable laws.

               (h) The Company has not constituted either a "distributing corporation" or a "controlled corporation" (in each case, within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355(e) of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a "plan" or "series of related transaction" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

          Section 3.17 Compliance with Applicable Law; Permits; Authorizations.

               (a) General. The Company is not in default under, nor has it failed to comply with or is otherwise in violation of, any law, statute, ordinance, regulation or any order, judgment or decree of any court or other Governmental Authority, except where such default or failure to comply (individually or in the aggregate) would not reasonably be expected to result in a Material Adverse Effect. The Company has not received any written notification of any asserted present or past failure to comply with any of the foregoing which has not been resolved in the time period required thereunder.


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               (b) Permits. Set forth on Schedule 3.17(b) of the Disclosure
Schedule, is a complete and accurate list of all material permits, licenses, approvals, franchises, notices and authorizations issued by any Governmental Authority (collectively the "Permits"), held by the Company. The Permits set forth on Schedule 3.17(b) of the Disclosure Schedule are all the Permits required for the conduct of the Business, except for such Permits the absence of which would not reasonably be expected to have a Material Adverse Effect. All of the Permits set forth on Schedule 3.17(b) of the Disclosure Schedule are in full force and effect and the Company has not engaged in any activity which would cause or permit revocation or suspension of any such Permit and no action or proceeding looking to or contemplating the revocation or suspension of any such Permit is pending or, to the knowledge of the Company, threatened. There are no existing defaults or events of default or events or states of fact which with notice or lapse of time or both would constitute a default by the Company under any Permit. The consummation of the Transactions shall in no way affect the continuation, validity or effectiveness of the Permits set forth on Schedule 3.17(b) of the Disclosure Schedule, or require the consent of any Governmental Authority.

               (c) Environmental.

                    (i) The Company has duly complied with, and the Business is conducted and has been conducted in compliance with, all Environmental Laws.

                    (ii) The Company has not received written notice of, nor does the Company know of any facts which would reasonably be expected to give rise to, any Environmental Claim made or threatened against or affecting the Company.

                    (iii) The Company has not generated, treated, transported, stored, recycled, discharged, emitted, disposed of or released any Hazardous Substances, arranged for the generation, treatment, transport, storage, recycling, discharge, emission, disposal or release of any Hazardous Substances, which would reasonably be expected to give rise to any liability or corrective or remedial obligation under any Environmental Laws.

               (d) Healthcare. With respect to the Business:

                    (i) The Company has complied, and is in compliance, with all material federal, state or local laws, statutes, codes, or ordinances relating to healthcare regulatory matters, including without limitation (A) 42 U.S.C. Sections 1320a-7, 7a and 7b, which are commonly referred to as the "Federal Anti-Kickback Statute"; (B) 42 U.S.C. Section 1395nn, which is commonly referred to as the "Stark Statute"; (C) 31 U.S.C Sections 3729-3733, which is commonly referred to as the "Federal False Claims Act";
     (D) Titles XVIII and XIX of the Social Security Act, implementing regulations and program manuals; and (E) 42 U.S.C. Sections 1320d-1320d-8 and 42 C.F.R. Sections 160, 162 and 164, which is commonly referred to as HIPAA (the foregoing hereinafter collectively referred to as "Healthcare Laws") applicable to the Company's operations. The Company has maintained all records required to be maintained in connection with the Medicare and Medicaid programs established under Titles XVIII and XIX of the Social Security Act, the Civilian and Medical Program of the Uniform Services (the "CHAMPUS Program"), and the Tricare Program and such other similar federal, state or local reimbursement or governmental programs for which the Company is eligible (the foregoing hereinafter referred to collectively as the "Governmental Programs") as required by applicable Healthcare Laws, the failure of which to maintain has had or would reasonably be expected to have a Material Adverse Effect.

                    (ii) Without limiting the foregoing, neither the Company, nor, to the knowledge of the Company, any of the Shareholders, has engaged in any activities that are prohibited under 42 U.S.C. Sections 1320a-7, 1320a-7a, 1220a-7b, 1395nn, and 1396b, 31 U.S.C. Sections 3729-3733, the
     federal CHAMPUS/TRICARE statute, or any other federal or state statutes related to false or fraudulent claims, the regulations promulgated pursuant to such statutes, or any related state or local statutes or regulations, including the following:


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                    (a)  knowingly and willfully making or causing to be made
                         any false statement or representation of material fact in any application for any benefit or payment;

                    (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

                    (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; or

                    (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration in return for (1) referring an individual for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by any Governmental Programs, or (2) purchasing, leasing, or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service or item for which payment may be made in whole or in part by a Governmental Program.

                    (iii) Schedule 3.17(d)(iii) of the Disclosure Schedule lists all financial relationships (whether or not memorialized in writing) that the Company has with any physician or an immediate family member of a physician which is material to the Company's operations. For purposes of this Section 3.17(d), the term "financial relationship" has the meaning set forth in 42 U.S.C. Section 1395nn.

                    (iv) The Company is certified for participation and reimbursement and qualified as a participating provider under the Governmental Programs and Private Programs set forth on Schedule 3.17(d)(iv) of the Disclosure Schedule. The Company has current provider numbers and provider agreements for such Governmental Programs and for any such Private Programs as are set forth on Schedule 3.17(d)(iv) of the Disclosure Schedule. There are no pending appeals, overpayment determinations, challenges, audits, litigation, or notices of intent to open Governmental Programs' claim determinations or other reports required to be filed by the Company, except for such appeals of individual claim denials that occur in the Ordinary Course of Business. The Company has not received any notice indicating that its qualification as a participating provider may be terminated or withdrawn nor has any reason to believe that such qualification may be terminated or withdrawn. The Company has timely filed all claims or other reports required to be filed with respect to the purchase of products or services by third-party payors (including Governmental Programs and Private Programs), and all such claims or reports are complete and accurate in all material respects. The Company has no liability to any payor with respect thereto, except for liabilities incurred in the Ordinary Course of Business.

                    (v) To the knowledge of the Company, no shareholder or employee of the Company:

                    (a) has been convicted of or charged with any violations of law related to Medicare, Medicaid, any other Federal Health Care Program (as defined in 42 U.S.C. Section 1320a-7b(f)), or any other Governmental Program;

                    (b) has been convicted of, charged with, or investigated for any violation of law related to fraud, theft, embezzlement, breach of


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                         fiduciary responsibility, financial misconduct,
                         obstruction of an investigation, or controlled substances;

                    (c) is excluded, suspended or debarred from participation, or is otherwise ineligible to participate, in any Governmental Program or has committed any violation of law which is reasonably expected to serve as the basis for any such exclusion, suspension, debarment or other ineligibility; or

                    (d) has violated or is presently in violation of any Healthcare Laws.

          Section 3.18 Intellectual Property.

               (a) Schedule 3.18(a) of the Disclosure Schedule sets out an accurate and complete list of all registrations and applications to register the Company's trademarks, patents and copyrights and the serial numbers therefor including the countries in which same are registered and/or applied for and all the domain names owned or used by the Company. With respect to the Company's Software, Schedule 3.18(a) of the Disclosure Schedule sets out all Software that has been developed by or for, or is being developed by or for the Company and that is being used or is proposed to be used by the Company ("Company Software"), identifying for each Company Software program: (i) a description of the functionality of the Software and the purpose for which the Company uses it;
(ii) all hardware and operating system software required to operate the Software; (iii) whether any entities other than the Company use the Software;
(iv) the identity of the authors of the Software, their relationship to the Company and whether the authors' rights were conveyed to the Company as a work for hire or by way of assignment; (v) the location and status of the Source Code Materials for the Software; and (vi) if a registration or application for registration of any Intellectual Property Rights exists for the Software, or any portion thereof, the registration or application number, title and current status of any such registration or application.

               (b) Schedule 3.18(b) of the Disclosure Schedule sets out an accurate and complete list and brief description of all the Intellectual Property, other than Shrink Wrap Software, owned by Persons other than the Company and which the Company uses or intends to use for the operation of its Business as presently conducted or as reasonably proposed to be conducted ("Licensed IP"). The Company is licensed or otherwise possesses valid rights to use all the Licensed IP that is required to conduct the Company's Business as presently conducted.

               (c) To the knowledge of the Company, all Intellectual Property Rights in the Company-owned Intellectual Property and Company Software (collectively, the "Company IP") are valid, subsisting and enforceable and the Company is the sole and exclusive legal and beneficial owner of, has good and marketable title to, and owns all right, title and interest in and to all the Company IP and all Intellectual Property Rights therein, free and clear of all Liens and has the unencumbered right to transfer, assign or license all Intellectual Property Rights in the Company IP and the consummation of the Transactions will not alter or impair such rights. The Company further has the sole right to bring actions for infringement of any Intellectual Property Rights comprising or embodied in the Company IP.

               (d) The Company has not received any written notice or claim, challenging the Company's sole and exclusive ownership of the Company IP or questioning the validity or enforceability of any Intellectual Property Rights in the Company IP, nor, to the knowledge of the Company, is there a reasonable basis for any such claim.

               (e) Except as would not reasonably be expected to have a Material Adverse Effect, the Company has taken commercially reasonable measures to comply with all applicable legal requirements relating to applications and registrations in which it holds Intellectual Property Rights in the United States, and has taken all commercially reasonable steps to enforce the Intellectual Property Rights in the Company IP in the United States against all Persons who, to the knowledge of the Company, are or have infringed or otherwise violated such rights.


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               (f) To the knowledge of the Company, the past and/or present conduct of the Business has not and does not infringe, violate, misappropriate or otherwise conflict with the Intellectual Property Rights of any Person. The Company is not a party to any action or proceeding, nor to its knowledge, has it been threatened with an action or proceeding, that alleges infringement, violation, misappropriation or other conflict with any Intellectual Property Rights of any Person.

               (g) To the knowledge of the Company, no Person has infringed, violated or misappropriated any Intellectual Property Rights of the Company in or to any Company IP.

               (h) The Company maintains IT Documentation for the most current releases or versions of all Company IP and Licensed IP and for all earlier releases or versions thereof currently being used or supported by the Company. All Company IP and Licensed IP conforms to and performs in all material respects in accordance with the applicable IT Documentation and specifications therefor and in accordance with the relevant specifications provided to the Company's current and prospective clients and end users. To the knowledge of the Company, no Company IP or Licensed IP contains any computer virus or other code, design, routine or instructions that may be used to modify, replicate, distort, delete, damage or disable any Software or hardware, and the Company has taken reasonable steps to ensure that its Software is free from any such viruses or codes. The Company has in place commercially reasonable disaster recovery plans, procedures and facilities and has taken all reasonable steps to safeguard all Company IP and Licensed IP that is material to the Business and to restrict unauthorized access thereto.

               (i) Schedule 3.18(i) of the Disclosure Schedule sets forth a complete and accurate list of all licenses and similar agreements or arrangements presently in effect or which are executory pursuant to which the Company grants to any Person or is granted any right to develop, manufacture, import, export, use, reproduce, sub-license, sell, offer for sale, modify, support, maintain, update, enhance or otherwise exploit any Company IP or Licensed IP. All such agreements relating to the Company IP or Licensed IP are enforceable and in full force and effect and neither the Company nor any licensor or licensee is in material default of its obligations thereunder. All the Licensed IP licensed under each such agreement will continue to be enforceable by the Company after the Closing. There are no outstanding claims or, to the knowledge of the Company, threatened disputes or disagreements with respect to any such licenses and agreements and neither the entering into nor the performance of this Agreement breaches any duty or obligation owed to any party to the licenses and agreements identified on Schedule 3.18(i) of the Disclosure Schedule.

               (j) The Company IP, the Licensed IP and the Shrink Wrap Software licensed to the Company comprise all Intellectual Property necessary to conduct the Business as currently conducted. Neither the execution of this Agreement nor the consummation of the Transactions shall in any way affect the continuation, validity or effectiveness of any such Company IP and/or Licensed IP or any contract, agreement, license or other Intellectual Property Rights identified on
Schedule 3.18(a) and 3.18(b) of the Disclosure Schedule or require the consent, waiver, approval, authorization of, notice to, or designation, registration, declaration or filing with, any party or third-party in respect of any such Intellectual Property Rights, contract, agreement, license or other right.

          Section 3.19 Compensation. Identified on Schedule 3.19 of the Disclosure Schedule is a complete and accurate list of (a) all agreements, plans, arrangements or commitments with employees, shareholders, consultants, independent contractors, sales representatives, agents or any family members of any of the foregoing, with regard to compensation, benefits or perquisites, (b) all full-time and part-time employees and their respective positions, job categories and salaries, and (c) any arrangements pursuant to which any of the persons listed in (a) or (b) provide services to any other Person. All bonuses heretofore required to be paid to employees have been paid in full to such employees. Neither the execution of this Agreement nor the consummation of the Transactions shall result in any liability to the Company or TLC for severance pay or similar payment requirements to any employee, sales representative, independent contractor, consultant, distributor, agent or Affiliate of the Company. No employee of the Company has received any payment of any kind for services rendered to or on behalf of the Company from any Person other than payments made by the Company to the employee in compliance with all applicable laws and regulations (including laws relating to withholding with respect to wages, salaries and other payments to employees) and which payments are fully reflected in the books, records and financial statements of the Company.


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          Section 3.20 Employee Benefit Plans. Except as identified on Schedule
3.20 of the Disclosure Schedule, the Company does not maintain or sponsor, or contribute to, any pension, profit-sharing, savings, bonus, incentive or deferred compensation, severance pay, medical, life insurance, welfare or other employee benefit plan. All pension, profit-sharing, savings, bonus, incentive or deferred compensation, severance pay, medical, life insurance, welfare or other employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (hereinafter referred to as "ERISA"), in which any of the Company's employees participate (such plans and related trusts, insurance and annuity contracts, funding media and related agreements and arrangements being hereinafter referred to as the "Benefit Plans") comply in all material respects with all requirements of ERISA, the Code, and with all other applicable law, and the Company has not taken or failed to take any action with respect to the Benefit Plans which would reasonably be expected to create any material liability on the part of the Company, TLC or the Surviving Corporation. Each "fiduciary" (within the meaning of Section 3(21)(A) of ERISA) as to each Benefit Plan has complied in all material respects with all requirements of ERISA and all other applicable laws in respect of each such Benefit Plan. The Company has furnished to TLC copies of all Benefit Plans and all financial statements, actuarial reports and annual reports and returns filed with the Internal Revenue Service with respect to such Benefit Plans for the three (3) plan years prior to the date hereof, and shall furnish TLC with copies of any of the foregoing so filed after the date hereof. Such financial statements and actuarial reports and annual reports and returns are and shall be true, correct and complete in all material respects and none of the actuarial assumptions underlying such documents have changed since the respective dates thereof. In addition:

               (a) The Company does not maintain, sponsor or contribute to, and has never withdrawn from, maintained, sponsored or contributed to a "defined benefit plan" (within the meaning of Section 3(35) of ERISA) or a "multiemployer plan" (within the meaning of Section 3(37) of ERISA);

               (b) Each Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service as to its qualification under Section 401(a) of the Code;

               (c) No "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code) has occurred with respect to any Benefit Plan;

               (d) No provision of any Benefit Plan or of any agreement, and no act or omission of the Company in any way limits, impairs, modifies or otherwise affects the right of the Company or TLC unilaterally to amend or terminate any Benefit Plan after the Closing, subject to the requirements of applicable law;

               (e) There are no contributions which are or hereafter will be required to be made to trusts in connection with any Benefit Plan that would constitute a "defined contribution plan" (within the meaning of Section 3(34) of ERISA);

               (f) Other than claims in the ordinary course for benefits with respect to the Benefit Plans, there are no actions, suits or claims (including claims for income Taxes, interest, penalties, fines or excise Taxes with respect thereto) pending with respect to any Benefit Plan, or, to the knowledge of the Company, any circumstances (including arising out of the operation or termination of any Benefit Plan) which might give rise to any such action, suit or claim (including claims for income Taxes, interest, penalties, fines or excise Taxes with respect thereto);

               (g) All reports, returns and similar documents with respect to the Benefit Plans required to be filed with any Governmental Authority have been so filed on or before their due date;

               (h) The Company has no obligation to provide health or other welfare benefits to former, retired or terminated employees, except as specifically required under Section 4980B of the Code or Section 601 of ERISA. The Company has complied in all material respects with the notice and continuation requirements of Section 4980B of the Code and Section 601 of ERISA; and


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               (i) The Company is not a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in any payment (whether or not in connection with any termination of employment or otherwise) of any "excess parachute payment" within the meaning of Section 280G of the Code.

          Section 3.21 Labor Relations. There have been no violations of any federal, state or local statutes, laws, ordinances, rules, regulations, orders or directives, in each case applicable to the Company, with respect to the employment of individuals by, or the employment practices or work conditions of, the Company, or the terms and conditions of employment or wages and hours. There are no charges of unfair labor or employment practices or other material employee-related complaints pending or, to the knowledge of the Company, threatened against the Company. There is no strike, picketing, slowdown or work stoppage or organizational attempt pending or, to the Company's knowledge, threatened against or involving the Company or the Business. No issue with respect to union representation is pending or, to the knowledge of the Company, threatened with respect to the employees of the Company. No union or collective bargaining unit or other labor organization has ever been certified or recognized by the Company as the representative of any of the employees of the Company. The Company has complied with the Workers Adjustment and Retraining Notification Act to the extent applicable to the Company.

          Section 3.22 Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

          Section 3.23 Insurance. The Company maintains insurance policies, including professional liability insurance with respect to refractive eye surgery (including, without limitation, LASIK) and the Company's refractive eye surgery centers (including, without limitation, LASIK centers), that are adequate and customary for companies engaged in businesses similar to the Business. Such policies are in full force and effect, all premiums due thereon have been paid in full and the Company has complied in all material respects with the provisions of such policies. A complete and accurate list of all insurance policies of the Company is set forth on Schedule 3.23 of the Disclosure Schedule, including a complete list of all deductibles, self insured levels and retained liabilities applicable to such policies. There are no written notices of any pending or threatened termination or premium increases with respect to any of such policies. The Company has not had any casualty loss or other occurrence which may give rise to any claim of any kind not covered by insurance and the Company is not aware of any occurrence which would reasonably be expected to give rise to any claim of any kind not covered by insurance. No third party has filed any claim against the Company for personal injury, property damage or other occurrence of a kind for which liability insurance is generally available and which is not fully insured. All pending claims against the Company covered by insurance have been reported to the insurance carrier on a timely basis and are listed on Schedule 3.23 of the Disclosure Schedule.

          Section 3.24 Power of Attorney; Bank Accounts. The Company has not granted any power of attorney (revocable or irrevocable) to any Person for any purpose whatsoever. Set forth on Schedule 3.24 of the Disclosure Schedule is a complete and accurate list of (a) the name of each institution in which the Company has a bank account, securities account, safe-deposit box, lockbox account or any other account, the title and number of such accounts and the names of all Persons authorized to draw thereon or have access thereto and (b) all marketable securities and all other notes or other obligations evidenced by written instruments and attributable to, or utilized in, any aspect of the Business and reflected in the Financial Statements or thereafter acquired by the Company.

          Section 3.25 Litigation; Disputes. Except as set forth on Schedule
3.25 of the Disclosure Schedule, there are no claims, disputes, actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company. To the knowledge of the Company, there is no reasonable basis for any such claim, dispute, action, suit, investigation or proceeding arising from any event which has occurred within the two (2) year period immediately prior to the date hereof. The Company is not in default in respect of any judgment, order, writ, injunction or decree of any Governmental Authority.

          Section 3.26 Insider Interests; Intercompany Transactions. Except as set forth on Schedule 3.26 of the Disclosure Schedule, no present, or to the knowledge of the Company, former shareholder,


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officer or director of the Company or Affiliate of the Company or any immediate or other family member of any such person or any Person in which any such person is an officer, director, principal, partner or stockholder (a) is presently a party to any transaction or arrangement with the Company (other than for services as officers, directors or employees of the Company in the Ordinary Course of Business); (b) owns any interest in any of the assets or properties of the Company (other than an indirect interest through their ownership of the Shares); (c) owns any interest in, controls or is an employee, officer, director or agent of, or consultant to, any other entity which is a competitor, supplier, customer, vendor, landlord or tenant of the Company; (d) is indebted or liable to, owns any interest in, or owns, holds or has guaranteed any obligation or debt of the Company; or (e) has acquired from or sold or transferred to the Company any assets or properties owned, leased or used by the Company. There is no contract or other agreement (written or oral) in effect between the Company, on the one hand, and any Shareholder or family member thereof or any Affiliate of any such Shareholder or family member, on the other hand; and the Company has no outstanding obligation or liability of any kind (contingent, unknown or otherwise and other than compensation for services not yet due and payable and reimbursement of expenses, in each case, arising in the Ordinary Course of Business) to any such Shareholder, family member or Affiliate.

          Section 3.27 Absence of Sensitive Payments. Neither the Company nor any of its directors, officers, agents, or employees has made or has agreed to make:

               (a) any contributions, payments or gifts of funds or property to any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift was or is illegal under the laws of the United States, any state thereof, or any jurisdiction (foreign or domestic); or

               (b) any contribution or expenditure, or has reimbursed any political gift or contribution or expenditure made by any other Person to candidates for public office, whether federal, state or local (foreign or domestic) where such contributions were or would be a violation of applicable law.

          Section 3.28 Disclosure; No Other Representations. No representation or warranty made under this Agreement (subject to any exceptions set forth in the Disclosure Schedule), the Indemnification Agreement, the Escrow Agreement or the certificate required to be delivered by the Company pursuant to Section 7.03(e) (the "Company Documents"), excluding any annexes, exhibits and schedules thereto and subject to the exceptions set forth in the Disclosure Schedule) and none of the information furnished by the Company set forth in this Agreement (subject to the exceptions set forth in the Disclosure Schedule) contains any untrue statement of fact or omits to state any fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. Except for the representations and warranties contained in the Company Documents (excluding any annexes, exhibits and schedules thereto and subject to any exceptions set forth in the Disclosure Schedule), neither the Company, any Shareholder nor any other Person acting on behalf of the Company or any of the Shareholders, makes or has made any representation or warranty, express or implied. The Company has not made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Company or otherwise, other than those representations and warranties expressly made in the Company Documents (excluding any annexes, exhibits and schedules thereto and subject to the exceptions set forth in the Disclosure Schedule), and the Company will not have or be subject to any liability to TLC, Mergersub or any other Person resulting from TLC's, Mergersub's or their representatives' use of any financial information, projections, budgets or any other document or information, other than as set forth in those representations and warranties expressly made by the Company to TLC and Mergersub in the Company Documents (excluding any annexes, exhibits and schedules thereto and subject to the exceptions set forth in the Disclosure Schedule). EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THE COMPANY DOCUMENTS (EXCLUDING ANY ANNEXES, EXHIBITS AND SCHEDULES THERETO AND SUBJECT TO THE EXCEPTIONS SET FORTH IN THE DISCLOSURE SCHEDULE), THE COMPANY MAKES NO REPRESENTATIONS OR WARRANTIES TO TLC OR MERGERSUB, EXPRESS OR IMPLIED, WITH RESPECT TO THE COMPANY OR ITS BUSINESS, OPERATIONS, PROPERTIES, AND LIABILITIES OR OBLIGATIONS, WHETHER ARISING BY STATUTE OR OTHERWISE IN LAW INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE.


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                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF TLC AND MERGERSUB

          TLC Canada, TLC and Mergersub hereby jointly and severally represent and warrant to the Company and the Shareholders that, as of the date hereof:

          Section 4.01 Organization. Mergersub is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah and is wholly-owned by TLC. TLC Canada is a corporation duly continued, validly existing and in good standing under the laws of the Province of New Brunswick. TLC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is a direct wholly-owned subsidiary of TLC Canada. Each of TLC Canada and TLC is qualified to do business and in good standing in each of the jurisdictions wherein the failure to qualify or to be in good standing would reasonably be expected to have a material adverse effect on the businesses, properties, assets, condition (financial or other), results of operations and/or prospects of TLC Canada or TLC.

          Section 4.02 Authority. Each of TLC Canada, TLC and Mergersub has the corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party and to perform and consummate the Transactions. The execution and delivery by each of TLC Canada, TLC and Mergersub of this Agreement and each Transaction Document required to be executed and delivered by each of TLC Canada, TLC and Mergersub pursuant hereto, the performance by TLC Canada, TLC and Mergersub of their covenants and agreements hereunder and thereunder and the consummation by TLC Canada, TLC and Mergersub of the Transactions have been duly authorized by all necessary corporate action. This Agreement and each of the other Transaction Documents to which each of TLC Canada, TLC and Mergersub is a party have been or will be duly executed and delivered by TLC Canada, TLC and Mergersub, as the case may be. This Agreement and such Transaction Documents required to be executed and delivered by each of TLC Canada, TLC and Mergersub pursuant hereto, upon execution and delivery by TLC Canada, TLC and Mergersub, as applicable, will constitute valid and legally binding obligations of TLC Canada, TLC and Mergersub, as the case may be, enforceable against them in accordance with their terms except to the extent limited by the Equitable Exceptions.

          Section 4.03 No Legal Bar; Conflicts.

               (a) Neither the execution and delivery of this Agreement nor any other Transaction Document required to be executed and delivered by TLC Canada, TLC or Mergersub, nor the consummation of the Transactions by TLC Canada, TLC and Mergersub, (i) violates or will violate any provision of the charter or by-laws of TLC Canada, TLC or Mergersub or any statute, ordinance, regulation, order, judgment or decree of any court or other Governmental Authority applicable to TLC Canada, TLC or Mergersub, (ii) to the knowledge of TLC Canada, TLC and Mergersub, will be in violation of any statute, ordinance, regulation, order, judgment or decree currently proposed by any court or Governmental Authority or scheduled to take effect after the Closing Date or (iii) conflicts with or will conflict with or results in or will result in any material breach or modification of any of the terms of or constitutes or will constitute a material default under or results in or will result in the termination of or the creation of any material Lien on any of the assets or property of TLC Canada, TLC and Mergersub.

               (b) Except as contemplated by the Registration Rights Agreement and for the filing of the Articles of Merger and the approval of the Toronto Stock Exchange for the listing of the TLC Shares to be issued pursuant hereto, no consents, approvals or authorizations of, or registrations, declarations or filings with or notices to any Governmental Authority or any other Person are required in connection with the execution and delivery of this Agreement or any Transaction Document required to be executed and delivered by TLC Canada, TLC or Mergersub pursuant hereto, or the consummation of the Transactions by TLC Canada, TLC or Mergersub.

          Section 4.04 Litigation. As of the date hereof, there is no action, suit, proceeding or investigation before any court or other Governmental Authority pending or, to TLC Canada's, TLC's or Mergersub's knowledge, threatened, to which TLC Canada, TLC or Mergersub is a party, that questions TLC Canada's, TLC's or Mergersub's right to enter into, or could reasonably be expected to prohibit TLC Canada, TLC


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or Mergersub from entering into, this Agreement or the other Transaction
Documents to which it is a party or to consummate the Transactions.

          Section 4.05 Financing. TLC has sufficient funds available to it, without requiring the prior consent, approval or other discretionary action of any third party, to pay the Initial Merger Consideration and the expected amounts of Additional Consideration to the Shareholders pursuant to this Agreement and to pay all fees and expenses incurred by TLC Canada, TLC and Mergersub in connection with the Transactions, and to satisfy any other payment obligations that may arise in connection with, or may be required in order to consummate, the Transactions.

          Section 4.06 No Prior Activities. Mergersub has not incurred and will not incur any liabilities or obligations, except those incurred in connection with its organization and with the negotiation of this Agreement and the performance hereof, and the consummation of the Transactions. Except as contemplated by this Agreement, Mergersub has not engaged in any business activities of any type or kind whatsoever, or entered into any agreements or arrangements with any person or entity, or become subject to or bound by any obligation or undertaking. As of the date hereof, all of the issued and outstanding capital stock of Mergersub is owned beneficially and of record by TLC Canada and TLC, free and clear of all Liens, except for Liens arising pursuant to TLC's existing credit facilities.

          Section 4.07 Hart-Scott-Rodino Act. The "acquiring person," as such term is defined in the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), has valued the Shares in good faith as required under the HSR Act and Rule 801.10 promulgated by the Federal Trade Commission under the HSR Act, and, based on such valuation, has determined that no filing under the HSR Act is required in connection with the Merger.

          Section 4.08 TLC Shares. The TLC Shares to be issued pursuant to this Agreement, when issued and delivered, will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens, preemptive rights or rights of first refusal. The TLC Shares, when issued and delivered, will be issued and delivered in compliance with all applicable securities laws and the laws of Governmental Authorities.

          Section 4.09 SEC Information Furnished; Sarbanes-Oxley; Nasdaq Listing Standards. For the period from September 30, 2004, TLC Canada has timely filed with the Securities and Exchange Commission (the "SEC") those material filings and reports required pursuant to the Securities Exchange Act of 1934, as amended (the "SEC Documents"). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the U.S. Securities Exchange Act of 1934, as amended, and the U.S. Securities Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to the SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of TLC Canada included in the SEC Documents (i) were prepared in accordance with the books and records of TLC Canada; (ii) were prepared in accordance with GAAP, consistently applied except as otherwise permitted by Form 10-Q, and comply as to form with all applicable accounting requirements and with the rules and regulations of the SEC; (iii) reflect all necessary adjustments and accruals (subject to normal year-end audit adjustments in the case of unaudited interim financial statements) and otherwise fairly present TLC Canada's consolidated financial condition and the results of its operations and cash flows at the relevant dates thereof and for the periods covered thereby in accordance with GAAP; (iv) contain and reflect adequate provisions for all liabilities for all Taxes, federal, state, local or foreign, with respect to the periods then ended; and (v) with respect to contracts and commitments for the sale of goods or the provision of services by TLC Canada, contain and reflect adequate reserves for all losses and costs and expenses in excess of expected receipts. There has been no change in TLC Canada's accounting policies or the methods of making accounting estimates or changes in estimates that are material to TLC Canada's financial statements or estimates except as described in the notes thereto. Except as set forth in the SEC Documents, since December 31, 2004, TLC Canada has not suffered any material change in its financial condition, results, operations or prospects. TLC Canada has complied, and is in compliance, in all material respects with the requirements of the Sarbanes-Oxley Act of 2002 and all NASDAQ listing standards.


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                                    ARTICLE V

                            ADDITIONAL COVENANTS AND
                            AGREEMENTS OF THE COMPANY

          The Company hereby covenants and agrees as follows:

          Section 5.01 Publicity. The Company covenants and agrees that any and all publicity (whether written or oral) and notices to third-parties concerning the Transactions shall be subject to the prior written approval of TLC, which approval shall not be unreasonably withheld or delayed; provided, however that the Company may make any disclosure necessary or appropriate for compliance with federal or state laws (in which case, the Company shall advise TLC and provide it with a copy of any such disclosure prior to release). The Company shall assist TLC in informing the personnel and management of the Company of the change in the ownership of the Company; provided that such communications shall be made only by or with the prior approval of TLC.

          Section 5.02 Conduct of Business Pending Merger. The Company agrees that between the date hereof and the Closing Date, the Business shall be conducted only in, and the Company shall not take any action except in, the Ordinary Course of Business, as set forth in this Section 5.02 or as set forth in Schedule 5.02 of the Disclosure Schedule. The Company shall preserve substantially intact the business organization of the Company, keep available the services of the current officers, directors, employees and consultants of the Company, and use commercially reasonable efforts to preserve the current relationships of the Company with customers, licensors, licensees and other Persons with which the Company has significant business relations and where the loss of any such relationship would, either individually or in the aggregate, have a Material Adverse Effect on the Business. Except as otherwise provided in this Section 5.02, the Company agrees that, prior to the Closing Date, it will not incur any liability (including compensation paid to officers, directors or employees or dividends to Shareholders) that is at variance with past practices, is not reasonable or is not in the Ordinary Course of Business. The Company agrees that, prior to the Closing Date, it will not issue any additional Shares or other securities of the Company, including securities convertible into Shares or other securities of the Company, except for the issuance of Shares pursuant to the terms of warrants, options, calls, commitments or other rights or agreements to which the Company is subject to or bound relating to the issuance, sale, transfer or redemption of Shares or other securities of the Company listed in Schedule 3.04 hereto. Notwithstanding anything to the contrary in this Agreement, except Section 2.02(a)(ii) hereof,

               (a) the Company shall be entitled to pay dividends to the Shareholders in the aggregate amount of up to $1.50 per Share;

               (b) the Company shall be entitled to pay bonuses to its employees in the aggregate amount of up to $400,000; and

               (c) the Company and the TruVision Subsidiaries shall be entitled to enter into definitive agreements with the consortium of Blue Cross Blue Shield health plans who are parties to those certain startup agreements with the Company and one or more TruVision Subsidiaries made as of September 29, 2005, copies of which have been provided to TLC, which definitive agreements will be services agreements pursuant to which the Company and one or more TruVision Subsidiaries will arrange to provide enrollees of Blue Cross Blue Shield plans with access to discounted hearing instruments, laser eye surgery, contact lenses, cosmetic surgery, cosmetic dental and related items and services through the Company's and TruVision Subsidiaries' network of providers; provided that the form of such definitive agreements shall be acceptable to TLC, acting reasonably.

               (d) the Company and the TruVision Subsidiaries shall be entitled to enter into definitive agreements, acceptable to TLC acting reasonably, with each of the following companies, each of which with whom the Company is currently negotiating the terms and conditions of such definitive agreements:

                    (i) Wal-Mart (for LASIK services);


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                    (ii) Excellus Blue Cross Blue Shield of Rochester, Central
     New York and Utica-Watertown (for LASIK and contact services);

                    (iii) CareFirst Blue Cross Blue Shield of Maryland, Delaware and Washington D.C. (for cosmetic surgery and dental services);

                    (iv) Blue Cross Blue Shield Northern Alliance Region 19/25, Medicare Advantage & Part D Iowa, Minnesota, North Dakota, South Dakota, Nebraska, Montana and Wyoming (for LASIK, contact, hearing, cosmetic surgery and dental services);

                    (v) Arkansas Blue Cross Blue Shield (for hearing and cosmetic surgery services);

                    (vi) Blue Cross Blue Shield of Illinois, New Mexico and Texas (for hearing services);

                    (vii) Blue Cross Blue Shield of New Mexico (for LASIK and contact services);

                    (viii) Blue Cross of Idaho (for cosmetic surgery services);

                    (ix) Blue Cross Blue Shield of Florida (for cosmetic surgery services);

                    (x) Wellpoint, Inc. RFP Discount Hearing Services (for Indiana, Ohio, Kentucky, New Hampshire, Maine, Connecticut, Colorado, Missouri, Georgia, Wisconsin, California and Nevada);

                    (xi) Horizon Blue Cross Blue Shield of New Jersey RFI Discount Hearing and Cosmetic Services;

                    (xii) Blue Cross Blue Shield Michigan RFI Discount Vision Services; and

                    (xiii) Wellmark, Inc. Blue Cross Blue Shield of Iowa and South Dakota (for LASIK, contacts, hearing and cosmetic surgery services).

          Section 5.03 Certain Filings. The Company shall make all filings with Governmental Authorities that are required to be made by the Company to carry out the Transactions.

          Section 5.04 Notice of Changes. The Company shall notify TLC, as soon as reasonably practicable after learning thereof, of any circumstance, event, condition, change or development or any set of circumstances, events, conditions, changes or developments occurring after the date hereof and prior to the Closing Date, which has or have or would reasonably be expected to have a Material Adverse Effect.

          Section 5.05 Options. Prior to the Closing Date and in accordance with applicable law and the terms and conditions of all applicable Contracts and plans and arrangements, the Company shall have taken, or caused to be taken, such action necessary to terminate all options, warrants and other rights to purchase or otherwise be issued capital stock of the Company which have not been exercised prior to the Closing Date.

          Section 5.06 Further Assurances. The Company agrees to execute and deliver such additional documents and instruments, and perform such additional acts, as TLC and Mergersub reasonably may


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request to effectuate or carry out and perform all the terms, provisions and conditions of this Agreement and the Transactions and to effectuate the intent and purposes hereof.

                                   ARTICLE VI

            ADDITIONAL COVENANTS AND AGREEMENTS OF TLC AND MERGERSUB

          Section 6.01 Publicity. TLC Canada, TLC and Mergersub covenant and agree that any and all publicity, whether by TLC Canada, TLC, Mergersub or any of their Affiliates, and notices made prior to the Closing Date to third parties concerning the Transactions shall be subject to the prior written approval of the Company, which approval shall not be unreasonably withheld or delayed; provided, however, that TLC Canada may make any public disclosure necessary or appropriate for compliance with federal or state laws or the rules and regulations of any securities market on which its securities trade (in which case TLC Canada shall advise the Company and provide it with a copy of any such disclosure prior to release). TLC Canada, TLC and Mergersub shall cooperate with the Company in making communications informing the personnel and management of the Company of the change in the ownership of the Company, and no such communications shall be made without the prior approval of the Company, which approval shall not be unreasonably withheld or delayed.

          Section 6.02 Brokers and Finders. The Company shall have no obligation to pay any fees, expenses or other compensation to any Person engaged or retained by TLC Canada, TLC or Mergersub in connection with this Agreement and the Transactions; any such fees, expenses and other compensation shall be the sole responsibility of TLC and Mergersub.

          Section 6.03 Certain Filings. TLC Canada, TLC and Mergersub shall make or cause to be made all filings with Governmental Authorities that are required to be made by TLC Canada, TLC and Mergersub to carry out the Transactions. TLC Canada, TLC and Mergersub agree to assist the Company in making all such filings, applications and notices as may be necessary or desirable in order to obtain the authorization, approval or consent of any Governmental Authority which reasonably may be required or which the Company reasonably may request in connection with the consummation of the Transactions.

          Section 6.04 Further Assurances. TLC Canada, TLC and Mergersub agree to execute and deliver such additional documents and instruments, and perform such additional acts, as the Company reasonably may request to effectuate or carry out and perform all the terms, provisions and conditions of this Agreement and the Transactions and to effectuate the intent and purposes hereof.

          Section 6.05 Workers Adjustment and Retraining Notification Act. TLC Canada, TLC and Mergersub shall comply with the Workers Adjustment and Retraining Notification Act to the extent applicable to the Surviving Corporation.

          Section 6.06 Listing of TLC Shares. TLC Canada shall take all action reasonably necessary to cause the TLC Shares to be approved for listing on the Toronto Stock Exchange, subject only to notice of issuance and the satisfaction of the standard filing requirements and payment of requisite filing fees, and to be quoted on NASDAQ.

          Section 6.07 Tax Matters. The following provisions shall govern the allocation of responsibility between (A) TLC and the Surviving Corporation and
(B) the Shareholders and the Shareholders' Representative, for certain tax matters following the Closing Date:

               (a) Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), the amount of any Taxes based on or measured by income or receipts of the Company for the period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company for a Straddle Period which relate to the


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period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

               (b) Short Period. The Shareholder Representative shall prepare or cause to be prepared on a basis consistent with past practice all Tax Returns for the Surviving Corporation for the periods ending on the Closing Date. TLC shall have the opportunity to review, comment upon and suggest changes or corrections to information with respect to the Surviving Corporation set forth in any Tax Return prepared by the Shareholder Representative prior to the filing thereof.

               (c) Responsibility for Filing Tax Returns. Except for the period referred to in Section 6.07(b), TLC shall prepare or caused to be prepared and file or caused to be filed all Tax Returns for the Surviving Corporation. TLC shall permit the Shareholders' Representative to review and comment on each such Tax Return described in the preceding sentence, to the extent that such Tax Return includes a Tax liability for any period, through the Closing Date, at least fifteen (15) days prior to filing and shall make all such revisions to such Income Tax Returns as are reasonably requested by the Shareholders' Representative, but only to the extent such revisions would not result in any additional liability for Tax to the Surviving Corporation or TLC.

               (d) Refunds and Tax Benefits. Any income Tax refunds that are received by TLC or the Surviving Corporation, and any amounts credited against Tax to which TLC or the Surviving Corporation become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of the Shareholders, and TLC shall pay over to the Shareholders' Representative for the benefit of the Shareholders (on a pro rata basis in accordance with each Shareholder's Percentage Interest) any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against income Tax by a taxing authority to TLC or the Surviving Corporation of any amount accrued on the Closing Balance Sheet, TLC or the Surviving Corporation shall pay such amount to the Shareholders' Representative for the benefit of the Shareholders (on a pro rata basis in accordance with each Shareholder's Percentage Interest) within fifteen (15) days after receipt or entitlement thereto.

               (e) Cooperation on Tax Matters. TLC, the Surviving Corporation and the Shareholders' Representative shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns pursuant to this Section 6.07 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Surviving Corporation and the Shareholders' Representative, on behalf of the Shareholders, agree (A) to retain all books and records with respect to Tax matters pertinent to the Surviving Corporation relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by TLC or the Shareholders' Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records.

               (f) Tax Controversies; Assistance and Cooperation.

                    (i) In the event that after the Closing Date any taxing authority informs the Surviving Corporation of any notice of proposed audit, claim, assessment or other dispute concerning an amount of Taxes with respect to which the Shareholders may incur liability under this Agreement or the Indemnification Agreement, the Surviving Corporation shall promptly notify the Shareholders' Representative of such matter. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice or other documents received from any Tax authority with respect to such matter.


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                    (ii) The Surviving Corporation shall control any audits,
disputes, administrative, judicial or other proceedings related to Taxes; provided, however, in the event an adverse determination may result in the Shareholders having to indemnify another Party for any amount of Taxes under this Agreement or the Indemnification Agreement, the Shareholders' Representative shall be entitled to participate, directly at their own expense, or through a representative, in such proceedings. For the purposes of this
Section 6.07, the term "participate" shall include (A) participation in conferences, meetings or proceedings with any taxing authority, (B) participation in appearances before any court or tribunal, and (C) participation in submission and determination of the content of the documentation, protests, memorandum of fact and law, briefs, and the conduct of oral arguments and presentations.

                    (iii) After the Closing Date, the Surviving Corporation shall not settle any Tax liability or compromise any claim with respect to Taxes, which settlement or compromise may affect the liability for Taxes of the Shareholders hereunder (or right to tax benefit hereunder or under the Indemnification Agreement), without the Shareholders' Representative's prior written consent, which consent shall not be unreasonably withheld or delayed.

                    (iv) Each Party shall bear its own expenses incurred in connection with audits or other administrative judicial proceedings relating to Taxes for which such Party is liable under this Agreement or the Indemnification Agreement.

                                   ARTICLE VII

                                     CLOSING

          Section 7.01 Time and Place of Closing. The closing of the Transactions (the "Closing") shall be held at 9:00 a.m. (St. Louis time) on November 7, 2005, or such other date as the Parties may mutually agree (the "Closing Date"), at the offices of TLC, provided that the Closing Date shall not be later than November 10, 2005.

          Section 7.02 Conditions to the Obligations of Each Party. The respective obligations of TLC Canada, TLC, Mergersub and the Company to consummate the Merger are subject to the satisfaction, on or before the Closing Date, of the following conditions:

               (a) this Agreement shall have been approved by Shareholders holding at least ninety-eight percent (98%) of the outstanding Shares in accordance with Utah law and any applicable waiting period under such law shall have expired and the Company shall have complied with all provisions of the URBCA applicable to dissenters' rights for which compliance is required on or prior to the Effective Time;

               (b) no order of any Governmental Authority shall have been rendered having the effect of making any of the Transactions illegal, or otherwise restricting or prohibiting the consummation of any of the Transactions;

               (c) no claims, disputes, actions, suits, investigations or proceedings shall be pending or threatened relating to the Transactions or which would reasonably be likely to materially and adversely affect TLC's ability to pay the Additional Consideration;

               (d) all consents, actions or approvals required in connection with the Transactions shall have been obtained; and

               (e) the TLC Shares to be delivered to Electing Shareholders hereunder shall have been conditionally approved for listing in the Toronto Stock Exchange subject only to notice of issuance and the satisfaction of the standard filing requirements and payment of requisite filing fees and shall be quoted on NASDAQ.


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

          Section 7.03 Conditions to the Obligations of TLC Canada, TLC and Mergersub. The respective obligations of TLC Canada, TLC and Mergersub to consummate the Merger are also subject to the satisfaction, on or before the Closing Date, of the following further conditions precedent (each of which is for the exclusive benefit of TLC Canada, TLC and Mergersub and may be waived by TLC on behalf of itself, TLC Canada and Mergersub and any one or more of which, if not satisfied or waived, will relieve TLC and Mergersub of any obligation under this Agreement):

               (a) the Company shall have delivered to TLC Canada, TLC and
Mergersub:

                    (i) the escrow agreement in the form attached hereto as Exhibit C (the "Escrow Agreement") executed on behalf of the Shareholders;

                    (ii) duly completed Election Forms from Shareholders holding at least ninety-eight percent (98%) of the outstanding Shares as of the Closing Date;

                    (iii) the indemnification agreement (the "Indemnification Agreement") in the form attached hereto as Exhibit D executed by Shareholders holding at least ninety-eight percent (98%) of the outstanding Shares as of the Closing Date;

                    (iv) consents required by the Shareholders or the Company pursuant to any Contract or from any Governmental Authority as a result of the entering into and performance of this Agreement and the Transaction Documents;

                    (v) evidence of the resignations of each of the directors and officers of the Company;

                    (vi) assignments of the patents referred to in Schedule 3.13(a)(x) of the Disclosure Schedule from Lindsay T. Atwood to the Company, in a form satisfactory to TLC, acting reasonably;

                    (vii) invention assignment agreements executed by the employees of the Company referred to in Schedule 3.18(c) of the Disclosure
     Schedule in a form satisfactory to TLC, acting reasonably;

                    (viii) the employment and non-competition agreement in the form attached hereto as Exhibit E executed by Lindsay T. Atwood;

                    (ix) the employment and non-competition agreements in the form attached hereto as Exhibit F executed by John Nielson, Wade Leatham, Becky Chase, Larry Gadd, Roxy Shrader and Daniel Ede (collectively, with the employment and non-competition agreement in (vi) above, the "Employment Agreements");

                    (x) a consulting and non-competition agreement with Scott Frazier on such terms as are acceptable to TLC (the "Consulting Agreement");

                    (xi) evidence of extended reporting professional liability insurance coverage covering the Business for all periods prior to the Closing Date for a five year term on a claims made basis;

                    (xii) a true and correct copy of the register of holders of capital stock of the Company showing each Shareholder's Percentage Interest;

                    (xiii) the statement required by Section 2.02(a)(i);


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

                    (xiv) an opinion of Snell & Wilmer L.L.P., counsel to the Company, dated the Closing Date, in a form acceptable to TLC and its counsel, acting reasonably;

                    (xv) at least forty-eight (48) hours prior to the Closing, an updated Disclosure Schedule to reflect only changes or events which have occurred after the date hereof and which shall be acceptable to TLC, acting reasonably; and

                    (xvi) all documents reasonably requested by TLC Canada, TLC and Mergersub relating to the existence of the Company, and the due authorization and consummation of the Transactions and all other actions and proceedings taken at or before the Closing in connection with the performance by the Company of its obligations under this Agreement, which documents shall be in form and substance reasonably satisfactory to TLC Canada, TLC and Mergersub;

               (b) the employment agreement between the Company and Lindsay T. Atwood shall have been terminated without any further liability of the Company or the Surviving Corporation;

               (c) no claims, disputes, actions, suits, investigations or proceedings shall be pending or threatened relating to the Company;

               (d) notwithstanding any of the representations and warranties of the Company contained herein, there shall not be, and there shall not have occurred since the date hereof, any circumstance, event, condition, change or development or any set of circumstances, events, conditions, changes or developments, which, in the reasonable judgment of TLC, has or have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

               (e) the Company shall have performed all of its obligations hereunder required to be performed by it at or prior to the Closing Date and the representations and warranties of the Company contained in this Agreement shall be true and correct at and as of the Closing Date, and TLC shall have received a certificate signed by an executive officer of the Company to the foregoing effect.

          Section 7.04 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger is also subject to the satisfaction, on or before the Closing Date, of the following further conditions precedent (each of which is for the exclusive benefit of the Company and may be waived by the Company and any one or more of which, if not satisfied or waived, will relieve the Company of any obligation under this Agreement):

               (a) TLC Canada, TLC and Mergersub, as applicable, shall have delivered to the Company:

                    (i) the Initial Merger Consideration;

                    (ii) he Escrow Agreement;

                    (iii) the Indemnification Agreement;

                    (iv) the Employment Agreements executed by the Surviving Corporation;

                    (v) the registration rights agreement in the form attached hereto as Exhibit G (the "Registration Rights Agreement");

                    (vi) the Consulting Agreement executed by the Surviving Corporation;


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

                    (vii) at least forty-eight (48) hours prior to the Closing, a list of the TLC Owned Centers (the "Center List"); and

                    (viii) an opinion of Torys LLP, counsel to TLC and Mergersub, dated the Closing Date, in a form acceptable to the Company and its counsel, acting reasonably.

               (b) all documents reasonably requested by the Company relating to the existence of TLC Canada, TLC and Mergersub, and the due authorization and consummation of the Transactions and all other actions and proceedings taken at or before the Closing in connection with the performance by TLC Canada, TLC and Mergersub of their obligations under this Agreement, which documents shall be in form and substance reasonably satisfactory to the Company; and

               (c) TLC Canada, TLC and Mergersub shall have performed all of their respective obligations hereunder required to be performed by them at or prior to the Effective Time and the representations and warranties of TLC Canada, TLC and Mergersub contained in this Agreement shall be true and correct at and as of the Closing Date as if made on and as of such date, and the Company shall have received a certificate signed by an executive officer of each of TLC Canada, TLC and Mergersub to the foregoing effect.

                                  ARTICLE VIII

                                  MISCELLANEOUS

          Section 8.01 Expenses. Except as otherwise specifically provided herein, each Party shall pay its own expenses incidental to negotiations, preparation of agreements and the Closing.

          Section 8.02 Notices. All notices, requests or instructions hereunder shall be in writing and delivered personally, sent by telecopy, sent by Federal Express or other nationally recognized overnight carrier, or sent by registered or certified mail, postage prepaid, as follows:

               (a)  If to the Company:

                    TruVision, Inc.
                    859 West South Jordan Parkway
                    2nd Floor
                    South Jordan, UT 84095

                    Attention: Lindsay T. Atwood
                    Telephone: (801) 676-1100
                    Facsimile: (801) 302-9101

               with a copies to:

                    Lindsay T. Atwood, as the Shareholders' Representative 859 West South Jordan Parkway
                    2nd Floor
                    South Jordan, UT 84095

                    Telephone: (801) 676-1100
                    Facsimile: (801) 302-9101


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

                    Snell & Wilmer L.L.P.
                    15 West South Temple
                    Suite 1200
                    Gateway Tower West
                    Salt Lake City, UT 84101

                    Attention: John G. Weston, Esq.
                    Telephone (801) 257-1931
                    Facsimile: (801) 257-1800

               (b)  If to TLC Canada, TLC or Mergersub:

                    TLC Vision Corporation
                    540 Maryville Centre Drive
                    Suite 200
                    St. Louis, MO 63141

                    Attention: Brian Andrew, General Counsel
                    Telephone: (314) 523-8205
                    Telecopy No.: (314) 434-7251

               with a copy to:

                    Torys LLP
                    237 Park Avenue
                    New York, New York 10017

                    Attention: Andrew J. Beck, Esq.
                    Telecopy No.: (212) 682-0200

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, telecopied or by overnight courier, and five (5) Business Days after the date of mailing, if mailed by registered or certified mail.

          Section 8.03 Entire Agreement. This Agreement (including the Annexes, Exhibits and Schedules) and the documents referred to herein contain the entire agreement among the Parties with respect to the Transactions and supersede all prior agreements, understandings, negotiations and discussions, whether written or oral, of the Parties, and no amendment or modification hereof shall be effective unless in writing and signed by the Party against which it is sought to be enforced.

          Section 8.04 Severability. If one or more of the provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

          Section 8.05 Successors and Assigns.

          (a) This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties.

          (b) No Party may assign any of its rights, interests or obligations under this Agreement without the written approval of the Company in the case of TLC Canada, TLC or Mergersub, and TLC in the case of the Company; provided, however, that (A) TLC Canada, TLC and Mergersub may assign any and all of their rights


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and interests hereunder (i) to any Affiliate; (ii) in connection with a sale of all or substantially all of the assets of TLC Canada, TLC or Mergersub, as the case may be, or any of their corporate parents, or direct or indirect consolidated subsidiaries; or (iii) to any bank or other financial institution which has extended credit to TLC Canada, TLC or Mergersub or any of their Affiliates, provided that, in each case, such assignment will not relieve TLC Canada or TLC of their obligations hereunder and (B) a Shareholder may assign any and all of such Shareholder's rights and interests hereunder to one or more other Shareholders with the prior written consent of TLC and the consent of the other Shareholders shall not be required for such assignment. Any attempted assignment in violation of this Section 8.05(b) shall be null and void.

          Section 8.06 Governing Law. The validity of this Agreement and of any of its terms or provisions, as well as the rights and duties of the Parties under this Agreement, shall be construed pursuant to and in accordance with the laws of the State of Utah, without regard to the conflicts of laws provisions thereof.

          Section 8.07 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Any counterpart or other signature hereupon or upon a Transaction Document delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement or the Transaction Document, as applicable, by such Party.

          Section 8.08 Effect of Investigations. Any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of any Party shall not limit, qualify, modify or amend the representations, warranties and covenants of, and indemnities by, any other Party made or undertaken pursuant to this Agreement and the Transaction Documents, irrespective of the knowledge and information received (or which should have been received) therefrom by such Party.

          Section 8.09 Waivers. The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such breach in other instances or a waiver of any other breach of any other term, covenant, representation or warranty.

          Section 8.10 No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their permitted assigns and the Shareholders and nothing herein, whether express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          Section 8.11 Construction. Unless the context otherwise requires:
(a)"or" is not exclusive; (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP; (c) terms defined in this Agreement in their singular or plural forms have correlative meanings when used herein in their plural or singular forms, respectively; (d) pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require; (e) any date specified for any action that is not a Business Day shall be deemed to mean the first Business Day after such date; (f) a reference to a Person includes its successors and permitted assigns;
(g) the word "including" shall mean "including without limitation"; (h) except where otherwise expressly provided, all references herein to dollar amounts shall mean United States dollars; (i) any reference to any federal, state, local or foreign statute or law shall be to such statute or law as amended at the applicable time, and shall be deemed also to refer to all rules and regulations promulgated thereunder at the applicable time; and (j) the inclusion of headings and a table of contents in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof.

          Section 8.12 Preparation of Document. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall rise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.


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          Section 8.13 Shareholders' Representative. Each of the Parties
understands and acknowledges that the Shareholders will appoint Lindsay T. Atwood as the Shareholders' Representative after the date of this Agreement and before the Closing Date. Accordingly, this Agreement shall become binding upon and enforceable against and by the Shareholders and the Shareholders' Representative at such time as the Shareholders have appointed Lindsay T. Atwood as the Shareholders' Representative.

          Section 8.14 Termination Fee.

               (a) In the event that the Closing does not occur on or before November 10, 2005 due to the failure of TLC Canada, TLC or Mergersub to perform in any material respect any of their obligations contemplated by this Agreement required to be performed by them prior to the Closing, TLC shall, on or prior to November 18, 2005, pay to the Company, by certified check or wire transfer (in accordance with wire instructions provided by the Company) a termination fee equal to Five Hundred Thousand Dollars ($500,000).

               (b) In the event that the Closing does not occur on or before November 10, 2005 due to the failure of the Company or any of the Shareholders to perform in any material respect any of their obligations contemplated by this Agreement required to be performed by them prior to the Closing, the Company shall, on or prior to November 18, 2005, pay to TLC, by certified check or wire transfer (in accordance with wire instructions provided by TLC) a termination fee equal to Five Hundred Thousand Dollars ($500,000).

                                      * * *

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of the date first above written.

                                        TRUVISION, INC.


                                        By /s/ Lindsay T. Atwood
                                           -------------------------------------
                                        Name: Lindsay T. Atwood
                                        Title: Chief Executive Officer


                                        TLC WILDCARD CORP.


                                        By /s/ James C. Wachtman
                                           -------------------------------------
                                        Name: James C. Wachtman
                                        Title: President and Chief Executive
                                        Officer


                                        TLC VISION CORPORATION


                                        By /s/ James C. Wachtman
                                           -------------------------------------
                                        Name: James C. Wachtman
                                        Title: President and Chief Executive
                                               Officer


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                                        TLC VISION (USA) CORPORATION


                                        By /s/ James C. Wachtman
                                           -------------------------------------
                                        Name: James C. Wachtman
                                        Title: President and Chief Executive
                                               Officer


                                        SHAREHOLDERS' REPRESENTATIVE


                                        /s/ Lindsay T. Atwood
-------------------------------------   ----------------------------------------
Witness                                 Lindsay T. Atwood


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                                     Annex A

                                   DEFINITIONS

          Definitions. Capitalized terms used in this Agreement shall have the following meanings:

     "ACTUAL REVENUE COLLECTED" shall mean, with respect to a particular period, the following:

               (a) the revenue collected by TLC Canada, TLC or any of their subsidiaries (including the Surviving Corporation) from members of Contracted Health Plans or Employer Groups receiving refractive eye surgery (including, without limitation, LASIK) at TLC Owned Centers (other than centers which, as of the date hereof, are owned by Liberty Vision Centers LLC or any other Affiliate of the Company or Lindsay T. Atwood), but excluding revenue collected for retreatments and co-management fees collected;

               (b) the revenue collected by TLC Canada, TLC or any of their subsidiaries (including the Surviving Corporation) for members of Contracted Health Plans or Employer Groups referred by the Surviving Corporation or any TruVision Subsidiary and receiving refractive eye surgery, including, without limitation, LASIK at TLC Canada's customers using its roll-on roll-off or fixed access laser services who have contracts with the Company, the Surviving Corporation or any of the TruVision Subsidiaries as a discount provider of refractive eye surgery, including, without limitation, LASIK to Contracted Health Plans or Employer Groups, but excluding revenue collected for retreatments, amounts paid to the practice or surgeon, and blade, cone, key-card, royalty and other costs related to medical supplies;

               (c) the deposit paid for refractive eye surgery by members of Contracted Health Plans or Employer Groups to the Surviving Corporation or any TruVision Subsidiary when the refractive eye surgery, including, without limitation, LASIK appointment is booked;

               (d) revenue collected by the Surviving Corporation or any TruVision Subsidiary, less cost of goods sold, from contact lens sales;

               (e) revenue collected by the Surviving Corporation or any TruVision Subsidiary from refractive eye surgery (including, without limitation, LASIK) retreatment warranty sales, less amounts paid to healthcare providers;

               (f) revenue collected by the Surviving Corporation or any TruVision Subsidiary from hearing aid sales, hearing aid accessory sales and hearing aid battery sales, less the cost of batteries and excluding revenue collected for replacement hearing aids under warranty; and

               (g) deposits collected by the Surviving Corporation or any TruVision Subsidiary from cosmetic surgery and cosmetic dentistry bookings;

Notwithstanding the above, the parties agree that refractive eye surgery shall not include cataract surgery or any procedure that is covered by Medicare or Medicaid. In addition, all direct costs of intraocular lens surgery and all direct costs of future refractive eye surgery technologies shall be deducted when calculating revenue collected.

     and further provided that, Actual Revenue Collected shall exclude:

               (a) any refunds, except, in the case of Year Two and Year Three, refunds related to Actual Revenue Collected during a prior period (other than reserves for refunds and warranties included on the Closing Balance Sheet);

               (b) sales tax; and


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               (c) any increase (as of the date hereof) in royalties or key cards payable to laser manufacturers.

     "ADDITIONAL CONSIDERATION" shall mean Year One Consideration, Year Two Consideration or Year Three Consideration, as the case may be.

     "ADDITIONAL CONSIDERATION STATEMENT" shall have the meaning set forth in
Section 2.03(d).

     "AFFILIATE" shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person. For the purposes of this definition, "control" when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership, directly or indirectly, of more than 10% of the voting or equity securities or other interests of any such Person and/or by contract or otherwise; and the terms "affiliated," "controlling" and "controlled" have meanings correlative to the foregoing.

     "AGREEMENT" shall mean this Agreement and Plan of Merger, including the preamble, recitals and all Exhibits and Schedules, and all amendments or restatements, as permitted, and the expressions "hereof", "herein", "hereto", "hereunder", "hereby" and similar expressions refer to this Agreement and Plan of Merger; and unless otherwise indicated, references to "preamble", "recitals", "Article ", "Section", "Exhibit" or "Schedule" mean the preamble, recitals or the specified Article , Section, Exhibit or Schedule of this Agreement.

     "ANNUAL FINANCIAL STATEMENTS" shall have the meaning set forth in Section 3.05.

     "ARTICLES OF MERGER" shall have the meaning set forth in Section 1.03.

     "AUDITOR'S DETERMINATION STATEMENT" shall have the meaning set forth in
Section 2.09(b).

     "BALANCE SHEET" shall mean the audited consolidated balance sheet of the Company as of the close of business on December 31, 2004.

     "BENEFIT PLANS" shall have the meaning set forth in Section 3.20.

     "BUSINESS" shall have the meaning set forth in the recitals.

     "BUSINESS DAY" shall mean a day other than a Saturday or Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

     "CENTER LIST" shall have the meaning set forth in Section 7.04(a)(vii).

     "CHAMPUS PROGRAM" shall have the meaning set forth in Section 3.17(d)(i).

     "CLOSING" shall have the meaning set forth in Section 7.01.

     "CLOSING ADJUSTMENT ESCROW AMOUNT" shall have the meaning set forth in
Section 2.01(d).

     "CLOSING ADJUSTMENT ESCROW DEPOSIT" shall have the meaning set forth in
Section 2.01(d).

     "CLOSING BALANCE SHEET" shall have the meaning set forth in Section
2.02(b).

     "CLOSING DATE" shall have the meaning set forth in Section 7.01.

     "CLOSING NET ASSETS" shall have the meaning set forth in Section 2.02(b).

     "CODE" shall mean the Internal Revenue Code of 1986, as amended.


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     "COMPANY" shall mean TruVision, Inc. and, with respect to Article III
(other than Section 3.01, Section 3.02 and Section 3.04(a)) and Article V shall also mean, the TruVision Subsidiaries.

     "COMPANY INDEBTEDNESS" shall mean, at any time, any obligations and liabilities created, issued or incurred by the Company or any of the TruVision Subsidiaries for borrowed money, including bank loans, mortgages, notes payable, capital lease obligations, guarantees of indebtedness of others and loans from the Shareholders, and all principal, interest, fees, prepayment penalties or other amounts due or owing with respect thereto.

     "COMPANY IP" shall have the meaning set forth in Section 3.18(c).

     "COMPANY SOFTWARE" shall have the meaning set forth in Section 3.18(a).

     "CONSULTING AGREEMENT" shall have the meaning set forth in Section 7.03(a)(x).

     "CONTRACTED HEALTH PLANS OR EMPLOYER GROUPS" shall mean health plans or employer groups that have contracts with the Company, the Surviving Corporation or Laser Eye Surgery, Inc. under which the Company, the Surviving Corporation or Laser Eye Surgery, Inc. arrange to provide discount refractive eye surgery, including, without limitation, LASIK, to members of such health plans or employer groups.

     "CONTRACTS" shall have the meaning set forth in Section 3.13(a).

     "DISCLOSURE SCHEDULE" shall mean the disclosure schedule of the Company attached hereto as Exhibit B.

     "DISPUTE AUDIT" shall have the meaning set forth in Section 2.09(b).

     "DISSENTING SHARES" shall have the meaning set forth in Section 2.10(a).

     "DIVISION" shall have the meaning set forth in Section 1.03.

     "EFFECTIVE TIME" shall have the meaning set forth in Section 1.03.

     "ELECTING SHAREHOLDERS" shall mean Shareholders who have duly elected to receive TLC Shares pursuant to a duly completed Election Form but shall in no case include Non-Accredited Investors.

     "ELECTION FORM" shall have the meaning set forth in Section 2.01(a).

     "EMPLOYMENT AGREEMENT" shall have the meaning set forth in Section 7.03(a).

     "ENVIRONMENTAL CLAIM" shall mean any notice or claim by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the generation, treatment, storage, transportation or recycling of any Hazardous Substance or the presence, or release, discharge, disposal or emission into the environment, of any Hazardous Substance at the Real Property or any other real property, whether or not presently or formerly owned or leased by the Company or any Affiliate of the Company; or (b) any violation, or alleged violation, of any Environmental Laws.

     "ENVIRONMENTAL LAWS" shall mean applicable federal, state, local and foreign laws, rules and regulations relating to environmental health and safety matters, the pollution or protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or the protection of human health and safety from environmental hazards, including laws, rules and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

     "EQUITABLE EXCEPTIONS" shall have the meaning set forth in Section 3.02.


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     "ERISA" shall have the meaning set forth in Section 3.20.

     "ESCROW AGREEMENT" shall have the meaning set forth in Section 7.03(a)(i).

     "ESTIMATED NET ASSETS" shall have the meaning set forth in Section 2.02(a)(i).

     "FINAL ADDITIONAL CONSIDERATION STATEMENT" shall have the meaning set forth in Section 2.09.

     "FINAL ADJUSTMENT DATE" shall have the meaning set forth in Section 2.09.

     "FINAL CLOSING BALANCE SHEET" shall have the meaning set forth in Section 2.09.

     "FINAL NET ASSETS" shall have the meaning set forth in Section 2.09(c).

     "FINANCIAL STATEMENTS" shall have the meaning set forth in Section 3.05.

     "GAAP" shall mean United States generally accepted accounting principles, as in effect from time to time, consistently applied.

     "GOVERNMENTAL AUTHORITY" shall mean the collective reference to any court, tribunal, government, or governmental or administrative agency, authority or instrumentality, federal, state or local, or domestic or foreign, or any arbitrator having competent jurisdiction over the matter or matters in question.

     "GOVERNMENTAL PROGRAMS" shall have the meaning set forth in Section 3.17(d)(i).

     "HAZARDOUS SUBSTANCES" shall mean (1) any chemical, compound, material or substance that is defined, listed in, or otherwise classified pursuant to, any of the Environmental Laws as a "hazardous substance", "hazardous material", "hazardous waste", "toxic substance" or "toxic pollutant", (2) petroleum, natural gas, natural gas liquids, liquefied natural gas, synthetic gas usable for fuel and drilling fluids, produced waters, and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources and (3) any "medical waste" as defined in any of the Environmental Laws or the disposition of which is regulated by any Environmental Laws.

     "HEALTHCARE LAWS" shall have the meaning set forth in Section 3.17(d)(i).

     "INDEMNIFICATION AGREEMENT" shall have the meaning set forth in Section 7.03(a)(iii).

     "INDEMNITY ESCROW DEPOSIT" shall have the meaning set forth in Section 2.01(d)(i).

     "INDEPENDENT AUDITOR" shall have the meaning set forth in Section 2.09(b).

     "INITIAL MERGER CONSIDERATION" shall mean seventeen million five hundred thousand dollars ($17,500,000), as adjusted pursuant to Section 2.02.

     "INTELLECTUAL PROPERTY" shall mean, collectively, in the United States and anywhere in the world, (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements and modifications thereto, and all patents and pending applications for patents; (b) all registered trademarks, registered service marks, trademark and service mark applications, and unregistered trademarks and service marks, trade dress, logos, trade names, fictitious names, brand names, brand marks, domain names, URL's and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c)all works of authorship, copyrights, mask works, and all derivative works thereof, and all applications, registrations, and renewals in connection therewith; (d) all trade secrets and confidential or proprietary business information, including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, industrial designs, package designs, website content, drawings, specifications, advertising formats, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals; (e) all Software, including data, text, information, layouts, graphics, user interface elements and designs,


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"look and feel" characteristics, computer databases and related IT
Documentation, and all modifications, enhancements, updates and new versions thereof; (f) all copies and tangible embodiments of the above (in whatever form or medium whether now known or hereafter developed); and (g) any other similar intellectual property rights, in each case used in the Business.

     "INTELLECTUAL PROPERTY RIGHTS" shall mean any common law principle or statutory provision which may provide a right in any item of Intellectual Property, including common law trademark rights, trademark applications and registrations, patents, pending patent applications, copyrights and registrations and pending applications therefor.

     "INTERIM BALANCE SHEET" shall have the meaning set forth in Section 3.05.

     "INTERIM BALANCE SHEET DATE" shall mean September 30, 2005.

     "INTERIM FINANCIAL STATEMENTS" shall have the meaning set forth in Section 3.05.

     "INVENTORY" shall mean all items of inventories reflected on the Interim Balance Sheet, or thereafter acquired by the Company (and not subsequently disposed of in the Ordinary Course of Business).

     "IT DOCUMENTATION" shall mean instructions, manuals, notes, charts or other information, including Source Code Materials and training materials, relating to the use, implementation, integration, set-up, configuration, operation, maintenance or support of hardware, software or content, in any form or medium.

     "KNOWLEDGE" when used with respect to the Company or any TruVision Subsidiary shall mean actual knowledge of any of Lindsay T. Atwood, Scott Frazier, John Nielson, Wade Leatham, Becky Chase, Larry Gadd, Roxy Shrader and Daniel Ede.

     "LASIK" shall mean Laser In Situ Keratomileusis.

     "LICENSED IP" shall have the meaning specified in Section 3.18(b).

     "LIENS" shall mean all liens, mortgages, charges, security interests, covenants, easements, restrictions, adverse claims or other encumbrances of any kind whatsoever and howsoever arising.

     "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the businesses, properties, assets, condition (financial or other), results of operations and/or prospects of the Company and/or the Business, taken as a whole.

     "MERGER" shall have the meaning set forth in Article I.

     "MERGERSUB" shall have the meaning set forth in the preamble.

     "NASDAQ" shall mean the Nasdaq National Market System.

     "NET ASSETS" shall mean the difference between the total amount of assets and the total amount of liabilities of the Company computed in accordance with GAAP on a basis consistent with the Balance Sheet, provided that the amounts of goodwill, intangible assets and deferred income taxes for purposes of such calculation shall be equal to the amounts of such items recorded on the Company's balance sheet as of August 31, 2005.

     "NON-ACCREDITED INVESTOR" shall have the meaning set forth in Section 2.01(a).

     "OFF-BALANCE SHEET ARRANGEMENTS" shall mean all "off-balance sheet arrangements" as defined in Item 303(a)(4)(ii)of Regulation S-K under the U.S. Securities Act.

     "OPTIONS" shall mean the warrants, options, calls, commitments or other rights or agreements to which the Company is subject to or bound relating to the issuance, sale, transfer or redemption of Shares or other securities of the Company listed in Section 3.04 of the Disclosure Schedule.


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     "ORDINARY COURSE OF BUSINESS" shall mean the ordinary course of business of the Company, consistent with past practice.

     "PARTICIPATE", as used in Section 6.07, shall have the meaning set forth in
Section 6.07(f)(ii).

     "PARTY" shall mean each of the parties to this Agreement.

     "PERCENTAGE INTEREST" shall mean, with respect to a particular Shareholder, the percentage of all outstanding Shares of the Company held by such Shareholder immediately prior to the Effective Time.

     "PERMITS" shall have the meaning set forth in Section 3.17(b).

     "PERMITTED ENCUMBRANCES" means (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the Ordinary Course of Business for sums not yet due and payable, or (c) other liens or imperfections on property which are not material in amount or do not materially detract from the value or the existing use of the property affected by such lien or imperfection.

     "PERMITTED EQUIPMENT LIENS" shall have the meaning set forth in Section 3.12(a).

     "PERSON" shall mean any individual, partnership, venture, unincorporated association, organization, syndicate, corporation, limited liability company or other entity, trust, or trustee, executor, administrator or other legal or personal representative, or Governmental Authority.

     "REAL PROPERTY" shall have the meaning set forth in Section 3.11.

     "REGISTRATION RIGHTS AGREEMENT" shall have the meaning set forth in Section 7.04(a)(v).

     "REQUIRED NET ASSETS" shall have the meaning set forth in Section 2.02(a)(ii).

     "RESOLUTION PERIOD" shall have the meaning set forth in Section 2.09(a).

     "RULE 144" shall mean Rule 144 of the U.S. Securities Act.

     "SEC" shall have the meaning set forth in Section 4.09.

     "SEC DOCUMENTS" shall have the meaning set forth in Section 4.09.

     "SHAREHOLDERS" mean the holders of Shares.

     "SHAREHOLDERS' REPRESENTATIVE" shall have the meaning set forth in the preamble of this Agreement.

     "SHARES" mean shares of common stock of the Company.

     "SHRINK WRAP SOFTWARE" means Software that has not been customized and that is generally commercially available to TLC in the form used by the Company in the Business through or in consumer retail stores, from the Software licensors or from the Internet pursuant to "shrink wrap" or "click through" licenses.

     "SOFTWARE" shall mean computer programs, operating systems, applications, interfaces, applets, software scripts, macros, firmware, development tools, and other instructions or sets of instructions for hardware or software to follow, including SQL and other query languages, hypertext markup language ("html"), wireless markup language, xml and other computer markup languages, wheresoever or howsoever maintained or embodied, in object, source or other code.

     "SOURCE CODE MATERIALS" shall mean the non-executable, human readable version of Software wheresoever or howsoever maintained or embodied which is capable of being translated into a machine-readable and executable form of


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Software derived from the source code version of the program following compilation or assembly, with instructions, programmer specifications, notes, explanations and other documentation, including general flow-charts, input and output layouts, field descriptions, volumes and sort sequences, data dictionaries, file layouts, calculation formulae, details of all algorithms and all Software or developer's tools required to compile and generate a machine-readable and acceptable form of the Software from the source code.

     "STRADDLE PERIOD" shall have the meaning set forth in Section 6.07(a).

     "SUPPLIERS" shall have the meaning set forth in Section 3.14.

     "SURVIVING CORPORATION" shall mean the Company following the Effective
Time.

     "TAX RETURNS" shall mean any return, report, document, statement or form required to be filed with respect to any Taxes (including any schedules required to be attached thereto), including information returns, claims for refund, amended returns and declarations of estimated Tax.

     "TAXES" shall have the meaning set forth in Section 3.16(a).

     "TLC" shall have the meaning set forth in the preamble.

     "TLC OWNED CENTERS" shall mean TLC Canada's, or TLC's or their subsidiaries', direct or indirect, wholly owned or majority owned refractive eye surgery centers (including, without limitation, LASIK surgery centers), including, without limitation, the centers identified on the Center List. TLC Canada shall update the Center List to include or exclude, as the case may be, additional wholly owned and majority owned refractive eye surgery centers (including, without limitation, LASIK surgery centers) which are opened or acquired, or closed or disposed of, as the case may be, by TLC Canada, TLC or any of their subsidiaries from time to time following the date hereof and deliver a copy of the Center List, as updated, to the Shareholders' Representative.

     "TLC SHARES" shall mean common shares in the capital of TLC Canada.

     "TRANSACTION DOCUMENTS" shall mean, collectively, the agreements, instruments, Articles of Mergers and other documents delivered pursuant hereto or otherwise in connection herewith.

     "TRANSACTIONS" shall mean, collectively, the transactions contemplated by this Agreement and the Transaction Documents.

     "TREASURY REGULATIONS" shall mean the permanent and temporary regulations of the United States Department of the Treasury promulgated under the Code, as such regulations may be lawfully changed from time to time (including corresponding provisions of succeeding regulations).

     "TRUVISION SUBSIDIARIES" shall mean the subsidiaries listed in Schedule
3.01 of the Disclosure Schedule.

     "URBCA" shall mean the Utah Revised Business Corporation Act.

     "U.S. SECURITIES ACT" shall mean the United States Securities Act of 1933, as amended.

     "YEAR ONE" shall have the meaning set forth in Section 2.03(a).

     "YEAR ONE CONSIDERATION" shall have the meaning set forth in Section
2.03(a).

     "YEAR TWO" shall have the meaning set forth in Section 2.03(b).

     "YEAR TWO CONSIDERATION" shall have the meaning set forth in Section
2.03(b).

     "YEAR THREE" shall have the meaning set forth in Section 2.03(c).


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

     "YEAR THREE CONSIDERATION" shall have the meaning set forth in Section 2.03(c).

EXHIBITS
--------
Exhibit A   Form of Election Form
Exhibit B   Disclosure Schedule
Exhibit C   Form of Escrow Agreement
Exhibit D   Form of Indemnification Agreement
Exhibit E   Form of Employment Agreement
Exhibit F   Form of Non-Competition Agreement
Exhibit G   Form of Registration Rights Agreement

SCHEDULES
---------
Schedule 3.01           Organization and Qualification
Schedule 3.04           Capitalization
Schedule 3.06(b)        Liabilities
Schedule 3.09           Dividends, Loans, etc.
Schedule 3.11           Real Property
Schedule 3.12           Liens
Schedule 3.13(a)        Contracts
Schedule 3.13(b)        Plan Contracts
Schedule 3.14           Customers and Suppliers
Schedule 3.17(b)        Permits
Schedule 3.17(d)(iii)   Financial Relationships
Schedule 3.17(d)(iv)    Governmental Programs and Private Programs
Schedule 3.18(a)        Registered Intellectual Property
Schedule 3.18(b)        Licensed Intellectual Property
Schedule 3.18(i)        Licenses Granted to Others
Schedule 3.19           Compensation
Schedule 3.20           Employee Benefit Plans
Schedule 3.23           Insurance
Schedule 3.24           Power of Attorney; Bank Accounts
Schedule 3.25           Litigation
Schedule 3.26           Insider Interests; Intercompany Transactions

* The schedules and exhibits to the agreement have been omitted pursuant to Rule 601(a)(2) of Regulation S-K. Copies of the omitted material will be furnished to the Securities and Exchange Commission or its staff upon request.


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